                                                                     Exhibit 2.1






                            STOCK PURCHASE AGREEMENT


                                 BY AND BETWEEN

                      NORTH AMERICAN HOGANAS HOLDINGS, INC.
                                     (BUYER)

                             ZEMEX U.S. CORPORATION
                                    (SELLER)

                                PYRON CORPORATION
                                     (PYRON)

                                       AND

                            PYRON METAL POWDERS, INC.
                                 (METAL POWDERS)








                            DATED AS OF MARCH 6, 2000

                            STOCK PURCHASE AGREEMENT


                  This STOCK PURCHASE AGREEMENT (this "AGREEMENT") is entered into as of the 6th day of March, 2000, by and between NORTH AMERICAN HOGANAS HOLDINGS, INC., a Delaware corporation (the "BUYER"), ZEMEX U.S. CORPORATION, a Delaware corporation (the "SELLER"), PYRON CORPORATION, a New York corporation ("PYRON"), and PYRON METAL POWDERS, INC., a Delaware corporation ("METAL POWDERS"). The Buyer and the Seller are referred to herein collectively as the "PARTIES" and each individually as a "PARTY." Pyron and Metal Powders are referred to herein collectively as the "COMPANIES" and each individually as a "COMPANY." The Parties and the Companies are referred to herein collectively as the "CONTRACT PARTIES" and each individually as a "CONTRACT PARTY."

                  The Seller owns all of the outstanding capital stock of each of the Companies. This Agreement contemplates the purchase and sale of all of the outstanding capital stock of each of the Companies.

                  Now, therefore, in consideration of the premises and the mutual covenants made herein, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged by each Contract Party, the Contract Parties hereby agree as follows:

                                1. DEFINITIONS.

                  In addition to the matters relating to construction of the terms of this Agreement set forth in Section 10(j), the following terms have the meanings set forth below:

                  "ACUPOWDER" means ACuPowder International, LLC, a New Jersey limited liability company.

                  "ACUPOWDER CONFIDENTIALITY AGREEMENT" means he confidentiality agreement dated as of October 21, 1999 between ACuPowder and BAS on behalf of Zemex Corporation.

                  "ADJUSTED PURCHASE PRICE" means the Base Purchase Price as adjusted pursuant to Section 2(c) and Section 2(g), as and to the extent that such Purchase Price Adjustments are applicable.

                  "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

                  "AFFILIATED GROUP" means any affiliated group within the meaning of section 1504(a) of the Code, or any similar group defined under a similar provision of state, local or foreign law, of which the Seller or any Other Affiliate is a member.

                  "AUDITED BALANCE SHEET" has the meaning set forth in Section 2(c)(i).

                  "BAS" means Banc of America Securities LLC, as representative of the Seller.

                  "BASE PURCHASE PRICE" has the meaning set forth in Section
2(b).

                  "BUSINESS" means the business of manufacturing, marketing, selling and distributing ferrous and non-ferrous powders, and additives therefor, for the friction and powder metallurgy industries.

                  "BUSINESS DAY" means any day except a Saturday, Sunday or other day in which commercial banks in New York City, New York are required or authorized by law to close and, if the applicable Business Day relates to the LIBO Rate, any day on which dealings are carried on in the London interbank market.

                  "BUSINESS LIABILITIES" means any loss, liability, damage or expense relating to the assets, businesses, operations, conduct, products or employees (including former employees) of the Companies, regardless of the availability of insurance coverage with respect thereto.

                  "BUYER" has the meaning set forth in the heading of this Agreement.

                  "BUYER'S AUDITORS" means Arthur Andersen.

                  "BUYER'S CONFIDENTIAL INFORMATION" has the meaning set forth in Section 5(l)(iii).

                  "BUYER INDEMNITEE" has the meaning set forth in Section 7(b).

                  "CLOSING" has the meaning set forth in Section 2(d).

                  "CLOSING DATE" has the meaning set forth in Section 2(d).

                  "CLOSING ADJUSTMENT DISPUTE" has the meaning set forth in
Section 2(f).






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



                  "CLOSING ADJUSTMENT DISPUTE NOTICE" has the meaning set forth in Section 2(f).

                  "CLOSING ADJUSTMENT FINALITY DATE" has the meaning set forth in Section 2(f).

                  "CLOSING DATE INTEREST PAYMENT" has the meaning set forth in
Section 2(d).

                  "CLOSING PURCHASE PRICE" has the meaning set forth in Section 2(b).

                  "CODE" means the Internal Revenue Code of 1986, as amended.

                  "COMPANY" and "COMPANIES" have the respective meanings set forth in the heading of this Agreement.

                  "COMPANY EMPLOYEE" has the meaning set forth in Section
4(f)(i).

                  "CONFIDENTIAL INFORMATION" means all confidential information and trade secrets of the Seller, each of the Companies and their Affiliates and all other information concerning the Seller, the Companies, their Affiliates and their respective businesses, operations, products, assets, liabilities, financial condition, plans and prospects, which information is not generally available to the public at the time that it is disclosed or becomes known to the Buyer or an agent or representative of the Buyer, including the identity, lists or descriptions of any customers, referral sources or organizations; financial statements, cost reports or other financial information; contract proposals, or bidding information; business plans and training and operations methods and manuals; personnel records; fee structure; manufacturing processes and production methods; product development plans; and management systems, policies or procedures, including related forms and manuals; provided, however, that the term "Confidential Information" shall not include information that (i) subsequently becomes publicly available other than as a direct or indirect result of disclosure by the Buyer or any representative or agent of the Buyer or
(ii) becomes available to the Buyer or any representative or agent of the Buyer on a nonconfidential basis from a source (other than the Seller, a Company or any representative or agent of the foregoing) that is not subject to any legal, contractual or fiduciary restriction on disclosing such information to the Buyer or such representative or agent of the Buyer.

                  "CONFIDENTIALITY AGREEMENT" means the confidentiality agreement dated December 9, 1999 between the Buyer and BAS on behalf of Zemex Corporation.



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


                  "CONSOLIDATED TAX RETURN" means any consolidated, combined or other similar group Tax Return on which an Affiliated Group reports Federal Income Tax for the members of such Affiliated Group.

                  "CONTRACT PARTIES" and "CONTRACT PARTY" have the respective meanings set forth in the heading of this Agreement.

                  "CURRENT EMPLOYEE" AND "CURRENT EMPLOYEES have the respective meanings set forth in Section 5(n)(i)(A).

                  "DESCRIPTIVE MATERIALS" has the meaning set forth in Section 10(l).

                  "DISCLOSURE SCHEDULE" has the meaning set forth in the first paragraph of Section 4.

                  "DISPUTE NOTICE DEADLINE" has the meaning set forth in Section 2(f).

                  "DISPUTES AUDITOR" means KPMG LLP (Philadelphia Office) or any other independent certified public accounting firm mutually agreed upon by the Seller and the Buyer.

                  "DOJ" means the Antitrust Division of the United States Department of Justice or any successor Governmental Body.

                  "EFFECTIVE DATE" means 12:01 A.M. on January 1, 2000.

                  "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or Material fringe benefit plan or program.

                  "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in
Section 3(2) of ERISA.

                  "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in
Section 3(1) of ERISA.

                  "ENVIRONMENTAL INSURANCE" has the meaning set forth in Section 5(s).

                  "ENVIRONMENTAL LAWS" means any Laws relating to pollution or protection of the environment as in effect on the date hereof, including all such





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


Laws relating to the emission, discharge, release or threatened release of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment storage, disposal transport or handling of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes.

                  "EQUITABLE EXCEPTIONS" shall have the meaning set forth in
Section 3(a)(ii).

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ESCROW AGENT" means Bank of America, N.A., in its capacity as escrow agent under the Escrow Agreement or any successor designated and serving as the Escrow Agent under the Escrow Agreement, in its capacity as such.

                  "ESCROW AGREEMENT" means the Escrow Agreement to be entered into on the Closing Date by and among the Buyer, the Seller and the Escrow Agent substantially in the form of Exhibit A hereto, as the same may thereafter be amended from time to time in accordance with the terms thereof.

                  "ESCROW FUNDS" means as of a particular time, the aggregate amount held in escrow by the Escrow Agent as of such time pursuant to the Escrow Agreement (consisting initially of the portion of the Closing Purchase Price deposited into escrow pursuant to Section 2(b)) including any interest or other investment proceeds earned with respect to investment of amounts on deposit, and net of any sums that the Escrow Agent has become obligated to pay to one of the Parties under the terms of the Escrow Agreement (provided, however, that nothing in this definition shall limit or otherwise affect the Parties' respective obligations to pay the fees and expenses of the Escrow Agent pursuant to the terms hereof and the Escrow Agreement).

                  "EXTRA TAXES" has the meaning set forth in Section 5(t)(ii).

                  "FEDERAL INCOME TAX" means any liability for Taxes imposed on the income of a corporation under the Code or any superseding federal corporate income tax legislation and/or regulations hereafter enacted and in effect in the United States of America.

                  "FIDUCIARY" has the meaning set forth in Section 3(21) of ERISA.

                  "FTC" means the United States Federal Trade Commission or any successor Governmental Body.




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



                  "GAAP" means accounting principles generally accepted in the United States of America.

                  "GOVERNMENTAL BODY" means any federal, state, county, city, town, village, municipal, foreign or other governmental department, commission, board, bureau, agency, authority or instrumentality.

                  "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "INDEMNITEE" means any Buyer Indemnitee, in the case of the Seller as Indemnitor, or any Seller Indemnitee, in the case of the Buyer as Indemnitor.

                  "INDEMNITOR" means, as the context requires, either (i) the Seller, with respect to the Seller's obligations and rights as the indemnifying Party under Section 7, or (ii) the Buyer, with respect to the Buyer's obligations and rights as the indemnifying Party under Section 7.

                  "INSURED REPRESENTATION AND WARRANTY" and "INSURED REPRESENTATIONS AND WARRANTIES" have the respective meanings set forth in
Section 5(s).

                  "INTERCOMPANY" with respect to a transaction, account, agreement, obligation (and corresponding right) or arrangement, means a transaction, account, agreement, obligation (and corresponding right) or arrangement, as the case may be, between (i) one of the Companies, on the one hand, and (ii) the Seller or any Other Affiliate, on the other hand.

                  "INTEREST ADJUSTMENT PAYMENT" has the meaning set forth in
Section 2(d).

                  "LAWS" means all laws, statutes, codes, rules, regulations, ordinances and similar promulgations of any Governmental Body.

                  "LIABILITY" means any liability, debt, obligation, amount or sum due (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

                  "LIBO RATE" means the rate shown on the "Reuters Screen LIBO Page" as the average one month (1M) rate (or other designation for the arithmetic mean of the offered rates for deposits in United States Dollars having a tenor of thirty (30) days) at approximately 11:00 A.M. (London time) on February 1, 2000 and on the first day following each successive period of 30 days thereafter (or if any such first day is not a Business Day, then the next succeeding Business Day) (each,





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



a "RATE RESET DATE"). Each change in the LIBO Rate shall become effective as of the opening of business on each Rate Reset Date. The initial LIBO Rate (i.e., as of February 1, 2000) is hereby stipulated to be 5.90813%.

                  "LOSS" means an actual, out-of-pocket loss or liability, without deduction or offset for any Tax benefits resulting therefrom.

                  "MATERIAL" means, with respect to (a) a particular fact, circumstance, occurrence, item or other matter, (b) a breach, default or nonperformance of any agreement, covenant or warranty or (c) an inaccuracy of any representation, that (i) the existence (if such existence is disclaimed) or the nonexistence (if the existence thereof is claimed) of such fact, circumstance, occurrence, item or matter, (ii) the particular breach, default or nonperformance of such agreement, covenant or warranty, or (iii) the actual facts or circumstances that make the representation inaccurate, as the case may be, have a Material Adverse Effect; and the phrases "IN ANY MATERIAL RESPECT" and "IN ALL MATERIAL RESPECTS" mean in such respect or respects as would, if not the case, have a Material Adverse Effect.

                  "MATERIAL ADVERSE EFFECT" means a material adverse effect on the Business, assets, liabilities, financial condition, operations or results of operations of the Companies taken as a whole.

                  "METAL POWDERS" has the meaning set forth in the heading of this Agreement.

                  "METAL POWDERS SHARES" means all outstanding shares of the Common Stock, par value US$0.01 per share, of Metal Powders.

                  "MULTIEMPLOYER PLAN" has the meaning set forth in Section 3(37) of ERISA.

                  "NET ASSETS OF THE COMPANIES" means the amount equal to: (i) the amount of "Shareholders Equity," plus (ii) the amount (treated for such purpose as a positive number) of all Intercompany debt owed by the Companies, and minus (iii) the amount of all Intercompany debt owed to the Companies; in the case of each amount referred to in clause (i), (ii) and (iii) above, as such amount would be reported on, reflected in or determined for purposes of a consolidated divisional balance sheet for the Companies as of December 31, 1999 prepared in accordance with GAAP applying the accounting principles and methods set forth in Annex III.

                  "NET ASSETS REFERENCE AMOUNT" means Twenty-One Million Seven Hundred Twenty-Five Thousand Nine Hundred Fifty United States Dollars (US$21,725,950).



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



                  "NIAGARA FALLS FACILITY" means Pyron's facility located in Niagara Falls, New York.

                  "ORDER" means any order, writ, injunction, decree, judgment, award, determination or written direction of any court, arbitrator or Governmental Body.

                  "ORDINARY COURSE OF BUSINESS" means the ordinary course of the Business as conducted by one or both of the Companies, consistent with the past custom and practice (including with respect to quantity and frequency) of such Company or the Companies (as the case may be).

                  "OTHER AFFILIATES" means Affiliates of the Seller other than the Companies.

                  "OTHER TAX" means any Tax payable by either Company, or in respect of either Company or any of its assets or operations, in each case, other than Federal Income Tax.

                  "OTHER TAX RETURN" means any Tax Return relating to any Other Tax liability in respect of either Company or any of its assets or operations.

                  "OVERLAP TAX PERIOD" has the meaning set forth in Section 5(k)(ii).

                  "PARTIES" and "PARTY" have the respective meanings set forth in the heading of this Agreement.

                  "PATENT" means "U.S. Patent No. 5,768,678: Manganese Sulfide Composition And Its Method Of Production."

                  "PBGC" means the Pension Benefit Guaranty Corporation.

                  "PERMITTED LIEN" means (i) any Security Interest for which the underlying liability is disclosed on the Audited Balance Sheet or the schedule of liabilities attached thereto, (ii) any Security Interest for Taxes not yet due or being contested diligently and in good faith by appropriate proceedings or (iii) any Security Interest which does not, in any Material respect, detract from the value or interfere with the use of any material asset as used in the Business by the Companies.

                  "PERSON" means an individual, corporation, partnership, association, trust or other entity or organization, including a Governmental Body or an agency or instrumentality thereof.

                  "PLANS" has the meaning set forth in Section 4(g).




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


                  "PRE-CLOSING DATE TAX PERIOD" means any Tax period (or the portion of any Tax period) beginning on the Effective Date and ending on the Closing Date.

                  "PRE-CLOSING PERIOD" the period of time from and including January 1, 2000 through and including the Closing Date.

                  "PRE-CLOSING PERIOD CONSOLIDATED RETURN" has the meaning set forth in Section 5(k)(i)(A).

                  "PRE-CLOSING SELLER COSTS" means the sum of (i) the costs, expenses and allocated charges of the types set forth on Annex IV incurred or borne by the Seller or any Other Affiliates with respect to or for the benefit of either of the Companies in respect of the Pre-Closing Period, as determined in accordance with Annex IV, (ii) any and all amounts (including the book value of any non-cash items) referred to in clause 5(b)(ii)(B)(z), and (iii) any capital expenditures consented to by the Buyer pursuant to Section 5(b)(ii)(D).

                  "PRE-CLOSING SELLER COST STATEMENT" has the meaning set forth in Section 2(c)(i).

                  "PRE-EFFECTIVE DATE TAX PERIOD" means any Tax period ending on or prior to December 31, 1999.

                  "PRODUCTS" shall mean that group of products which has been produced and/or sold by either Company or any predecessor thereof at any time within six (6) years prior to the Effective Date.

                  "PROHIBITED TRANSACTION" has the meaning set forth in Section 406 of ERISA and section 4975 of the Code.

                  "PURCHASE PRICE ADJUSTMENT" means an adjustment to the Base Purchase Price pursuant to Section 2(c) and Section 2(g).

                  "PYRON" has the meaning set forth in the heading of this Agreement.

                  "PYRON PENSION PLAN" means The Retirement Income Plan for Hourly Rated Employees of Pyron Corporation at Niagara Falls, New York which became effective as of August 1, 1961, as thereafter amended and restated from time to time.

                  "PYRON SHARES" means all outstanding shares of the Common Stock, par value US$20 per share, of Pyron.

                  "R&W INSURANCE" has the meaning set forth in Section 5(s).





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


                  "REPORTABLE EVENT" has the meaning set forth in Section 4043 of ERISA.

                  "REVIEWED AUDITED BALANCE SHEET" has the meaning set forth in
Section 2(f).

                  "SECTION 338(h)(10) ELECTION" has the meaning set forth in
Section 5(r).

                  "SECURITIES ACT" means the Securities Act of 1933, as amended.

                  "SECURITY INTEREST" means any mortgage, pledge, security interest, encumbrance, charge, or other lien, other than (a) mechanic's, materialmen's and similar liens, (b) liens for Taxes not yet due and payable (or for Taxes that the taxpayer is contesting diligently and in good faith through appropriate proceedings), (c) liens arising under workers' compensation, unemployment insurance, social security, retirement, and similar legislation,
(d) liens arising in connection with sales of foreign receivables, (e) liens on goods in transit incurred pursuant to documentary letters of credit, (f) purchase money liens and liens securing rental payments under capital lease arrangements, and (g) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

                  "SELLER" has the meaning set forth in the heading of this Agreement.

                  "SELLER GROUP" has the meaning set forth in Section 5(t)(ii).

                  "SELLER GROUP'S ORDINARY TAX COMPUTATION" has the meaning set forth in Section 5(t)(ii).

                  "SELLER GROUP'S ORDINARY TAXES" has the meaning set forth in
Section 5(t)(ii).

                  "SELLER INDEMNITEE" has the meaning set forth in Section 7(c).

                  "SELLER'S AUDITORS" means Deloitte & Touche LLP

                  "SELLER'S CREDIT AGREEMENT" means the Credit Agreement dated as of May 21, 1999 among Zemex Corporation, the Seller and Bank of America Canada as Canadian Agent, Bank of America National Trust and Savings Association as U.S. Agent, and the other financial institutions party thereto, together with all other agreements, documents and instruments entered into in connection therewith and any amendments, supplements or extensions of any of the foregoing.





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                  "SELLER'S DB PLAN" means The Zemex Corporation Retirement
Pension Plan which became effective on January 1, 1954, as thereafter amended and restated from time to time.

                  "SELLER'S DB PLAN SURPLUS AMOUNT" means the product of (i) the amount by which the fair market value of the assets of the Seller's DB Plan as of the Closing Date exceeds the liabilities of the Seller's DB Plan attributable to the accrued benefits as of the Closing Date of all participants under the Seller's DB Plan, multiplied by (ii) a fraction the numerator of which is the aggregate amount of liabilities of the Seller's DB Plan attributable to the accrued benefits as of the Closing Date of all Current Employees and the denominator of which is the aggregate amount of liabilities of the Seller's DB Plan attributable to the accrued benefits as of the Closing Date of all participants under the Seller's DB Plan; as each of the amounts referred to in clauses (i) and (ii) above shall be determined by the enrolled actuary for the Seller's DB Plan using a discount rate of seven and three-fourths percent (7.75%) and otherwise all applicable assumptions, methods and procedures specified in the then most recent actuarial report for the Seller's DB Plan.

                  "SELLER'S INSURANCE POLICIES" has the meaning set forth in
Section 5(p).

                  "SELLER'S OVERLAP PORTION" has the meaning set forth in
Section 5(k)(ii).

                  "SELLER'S SECURED NOTES" means, collectively, the US$35,000,000 aggregate principal amount of 7.54% Senior Secured Notes, Series A, due May 21, 2009 of the Seller and the US$15,000,000 aggregate principal amount of 7.75% Senior Secured Notes, Series B, due May 21, 2014 of the Seller, together with all other agreements, documents and instruments entered into in connection therewith and any amendments, supplements or extensions of any of the foregoing.

                  "SHARES" means, collectively, all the Pyron Shares and the Metal Powders Shares.

                  "SUBSIDIARY" means any corporation with respect to which another specified corporation has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

                  "SURVIVAL PERIOD" has the meaning set forth in Section 7(a).

                  "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto.

                  "TAX ALLOCATION AGREEMENT" has the meaning set forth in
Section 5(k)(v).

                  "TAX CLAIM" has the meaning set forth in Section 5(t)(iv).

                  "TAX RETURN" means any return, declaration, report, claim for refund, or information return or other filing or statement relating to Taxes, including any schedules or attachments thereto, and including any amendments of the foregoing.

                  "TENNESSEE FACILITIES" has the meaning set forth in Section 5(d)(i).

                  "THRESHOLD" has the meaning set forth in Section 7(d)(i).

                  "TRANSACTION INSURANCE" has the meaning set forth in Section 5(s).

                  "U.S. BRONZE" means United States Bronze Powders, Inc., a New Jersey corporation.

                  "U.S. BRONZE CONFIDENTIALITY AGREEMENT" means the confidentiality agreement dated as of November 1, 1999 between U.S. Bronze and BAS on behalf of Zemex Corporation.

                  "ZEMEX CORPORATION" means Zemex Corporation, a corporation established under the federal laws of Canada, which owns 100% of the issued and outstanding capital stock of the Seller.

                  "ZEMEX STOCK PURCHASE PLAN" has the meaning set forth in
Section 5(n)(x).

                      2. PURCHASE AND SALE OF THE SHARES.

         (a) PURCHASE AND SALE. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, all of the Shares for the consideration specified below in this
Section 2.

         (b) PURCHASE PRICE; PAYMENT. The purchase price for the Shares to be purchased pursuant to the terms hereof shall be the sum of Forty Million Five Hundred Seventy-Six Thousand United States Dollars (US$40,576,000) (the "BASE

PURCHASE PRICE"), which amount shall be subject to adjustment pursuant to
Section 2(c) and Section 2(g). The Base Purchase Price as adjusted pursuant to clauses (A) and (B) of Section 2(c)(ii) (the "CLOSING PURCHASE PRICE") shall be paid by the Buyer at the Closing in cash by wire transfer or delivery of other immediately available funds as follows: (i) ninety percent (90%) of the Closing Purchase Price shall be paid to the Seller, to an account or accounts designated by the Seller not less than one (1) Business Day prior to the Closing Date, and
(ii) ten percent (10%) of the Closing Purchase Price shall be paid to the Escrow Agent, to the account designated by the Escrow Agent pursuant to the Escrow Agreement, to be held in escrow, invested and disbursed by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement. Any further adjustments to the Base Purchase Price shall be made and paid in accordance with the applicable provisions of Section 2(g) and Section 2(h). All fees and expenses of the Escrow Agent and all other costs associated with the escrow arrangement thereunder shall be borne and paid by the Buyer and the Seller in equal shares.

         (c) CLOSING PURCHASE PRICE.

                  (i) As soon as practicable after the execution and delivery of this Agreement by the Contract Parties, but in no event later than five
         (5) days prior to the Closing Date, the Seller shall cause a consolidated divisional balance sheet for the Companies as at December 31, 1999 to be prepared in accordance with GAAP, applying the accounting policies and methods set forth on Annex III, shall cause such balance sheet to be audited by the Seller's Auditors pursuant to a special audit procedure relating to such balance sheet and shall cause such audited balance sheet to be delivered to the Seller, together with a report of the Seller's Auditors with respect thereto, which report shall be unqualified except to the extent of any customary limitations stated therein in connection with the limited scope of such special audit procedure (such audited balance sheet and auditors' report being referred to herein collectively as the "AUDITED BALANCE SHEET"). The Seller shall cause the Audited Balance Sheet to be delivered to the Buyer within one (1) Business Day after the Seller's receipt thereof. By no later than two (2) Business Days prior to the Closing Date, the Seller shall deliver to the Buyer a statement (which may include accruals for amounts not yet incurred) setting forth the nature and amount of each Pre-Closing Seller Cost (the "PRE-CLOSING SELLER COST STATEMENT").

                  (ii) At the Closing, the Base Purchase Price shall be adjusted on a dollar-for-dollar basis as follows: (A) if the amount of the Net Assets of the Companies as reflected on the Audited Balance Sheet exceeds the Net Assets Reference Amount, the Base Purchase Price shall be increased by the amount of such excess, and if the Net Assets Reference Amount exceeds the amount of the Net Assets of the Companies as reflected on the Audited Balance Sheet, the Base Purchase Price shall be reduced by the amount of such excess, and (B) the Base Purchase Price as adjusted pursuant to clause (A) above shall be increased by the aggregate amount of the Pre-Closing Seller Costs set forth on the Pre-Closing Seller Cost Statement.

         (d) THE CLOSING; PAYMENT OF INTEREST ON PURCHASE PRICE.

                  (i) The Closing. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Hogan & Hartson, L.L.P. in New York, New York commencing at 9:00 a.m., local time on the first Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby, or such other date as the Buyer and the Seller may mutually determine (the "CLOSING DATE"), and be deemed by the Buyer and the Seller for accounting purposes to be effective as of the Effective Date.

                  (ii) Payment of Interest on Purchase Price. The Buyer shall pay to the Seller at the Closing interest on the Closing Purchase Price for the period from and including February 1, 2000 through and including the Closing Date at the LIBO Rate (the "CLOSING DATE INTEREST PAYMENT"). On the payment date for any Purchase Price Adjustment pursuant to Section 2(g), interest shall be computed on the amount of such Purchase Price Adjustment for the period from and including February 1, 2000 through and including such payment date at the LIBO Rate based on the actual number of days elapsed (in each case, an "INTEREST ADJUSTMENT PAYMENT"), and the Party entitled to receive such Purchase Price Adjustment shall also be entitled to receive the Interest Adjustment Payment with respect thereto at the same time as it receives such Purchase Price Adjustment. If such Purchase Price Adjustment is due to the Buyer, the Parties hereby agree promptly to deliver notices under the Escrow Agreement directing the Escrow Agent to disburse such Purchase Price Adjustment and the related Interest Adjustment Payment to the Buyer, to the extent that the Escrow Funds at such time are sufficient for payment of such Purchase Price Adjustment and Interest Adjustment Payment. If the Escrow Funds are insufficient to pay in full the aggregate amount of such Purchase Price Adjustment and related Interest Adjustment Payment, the Seller shall pay the amount of such insufficiency to the Buyer in accordance with Section 2(h). If such Purchase Price Adjustment is due to the Seller, the Buyer shall pay the amount of such Purchase Price Adjustment and the related Interest Adjustment Payment to the Seller in accordance with Section 2(h).

         (e) DELIVERIES AT THE CLOSING. At the Closing, (i) the Seller shall deliver to the Buyer the various certificates, instruments and documents referred to in Section 6(a) that are to be delivered by the Seller, (ii) the Buyer shall deliver to the Seller the various certificates, instruments and documents referred to in Section 6(b) that are to be delivered by the Buyer,
(iii) the Seller shall deliver stock certificates representing all of the Shares, endorsed in blank or accompanied by duly executed stock powers or other assignment documents with the name of the transferee left blank, (iv) the Buyer shall deliver to the Seller and the Escrow Agent the Closing Purchase Price in the respective amounts provided in Section 2(c), and (v) the Buyer shall deliver to the Seller the Closing Date Interest Payment (if any).

         (f) REVIEW OF AUDITED BALANCE SHEET AND PRE-CLOSING SELLER COST STATEMENT. Following the delivery of each of the Audited Balance Sheet and the Pre-Closing Seller Cost Statement to the Buyer, the Buyer and the Buyer's Auditors may review the Audited Balance Sheet and the Pre-Closing Seller Cost Statement (as the case may be) and the books and records of the Companies and, upon reasonable advance notice and for reasonable periods of time during normal business hours, may make inquiry of the representatives of the Seller's Auditors and the Seller. The Audited Balance Sheet and the Pre-Closing Seller Cost Statement shall each be binding and conclusive upon, and deemed accepted by, the Buyer unless the Buyer shall have notified the Seller and the Escrow Agent in writing on or prior to the date (the "DISPUTE NOTICE DEADLINE") that is the later of (y) sixty (60) days after receipt of the Audited Balance Sheet or (z) twenty (20) days after the Closing Date, of any objections thereto to the extent that the Buyer believes in good faith that (i) with respect to the Audited Balance Sheet, any information set forth therein is incorrect or (ii) with respect to the Pre-Closing Seller Cost Statement, any information set forth therein is not in accordance with the terms of this Agreement relating to the Pre-Closing Seller Costs. Such notice shall specify in reasonable detail all items that are being disputed and a summary of the reasons for such dispute and shall only be given by the Buyer in the event that such dispute relates to items aggregating in excess of US$5,000 (a "CLOSING ADJUSTMENT DISPUTE NOTICE"). In the event of any such dispute with respect to which a Closing Adjustment Dispute Notice shall have been given to the Seller and the Escrow Agent in accordance with the immediately preceding two sentences (a "CLOSING ADJUSTMENT DISPUTE"), the Seller shall be permitted to take positions that are different from positions taken in (A) the Audited Balance Sheet, only with respect to any accounts receivable and inventories understated or not reflected therein, and
(B) the Pre-Closing Seller Cost Statement, only with respect to accruals set forth therein for Pre-Closing Seller Costs, where the aggregate amount actually incurred by the Seller or the Other Affiliates in respect of such Pre-Closing Seller Costs shall have exceeded the aggregate amount of such accruals. At the request of either Party, any Closing Adjustment Dispute shall be referred to the

Disputes Auditor for decision, which decision shall be final and binding on, and non-appealable by, the Parties (unless the Parties shall agree to a resolution of such Closing Adjustment Dispute prior to the date on which the Disputes Auditor renders its decision, in which case the Parties shall so notify the Disputes Auditor in writing, and such agreement of the Parties shall be final and binding on, and non-appealable by, the Parties). The Disputes Auditor shall be engaged jointly by the Parties and shall be directed by the Parties to issue a single written decision that covers and resolves all Closing Adjustment Disputes that are referred to the Disputes Auditor and are not resolved by mutual agreement of the Parties prior to issuance of such written decision. If the decision of the Disputes Auditor affirms the position(s) taken by one of the Parties in such Closing Adjustment Dispute(s) in all material respects, then the fees and expenses of the Disputes Auditor shall be borne and paid entirely by the other Party; in all other cases, such fees and expenses shall be borne and paid in equal shares by both of the Parties. In the event of any dispute between the Parties as to the application of the immediately preceding sentence, the Disputes Auditor shall, promptly upon the request of either Party, resolve such dispute and advise both Parties as to their respective obligations for such fees and expenses in accordance with the terms of the immediately preceding sentence. The Parties shall require the Disputes Auditor to deliver its written decision to the Parties and the Escrow Agent within thirty (30) days after referral of the Closing Adjustment Dispute(s) to the Disputes Auditor for decision pursuant hereto. The Audited Balance Sheet and the Pre-Closing Seller Cost Statement shall each become conclusive and binding on, and non-appealable by, the Parties upon the date (the "CLOSING ADJUSTMENT FINALITY DATE") that is the earliest of
(A) the Dispute Notice Deadline, if no Closing Adjustment Dispute Notice is delivered prior to the Dispute Notice Deadline in accordance with this Section 2(f), (B) the date on which the Seller and the Buyer agree upon a resolution to any and all Closing Adjustment Disputes, and (C) the date on which the Disputes Auditor shall notify the Parties in writing of its decision with respect to any Closing Adjustment Dispute(s) not resolved by mutual agreement of the Parties. The Audited Balance Sheet and the Pre-Closing Seller Cost Statement, upon each becoming conclusive and binding on, and non-appealable by, the Parties (and after giving effect to any modification thereof) in accordance with the immediately preceding sentence, are referred to herein as the "REVIEWED AUDITED BALANCE SHEET" and the "REVIEWED PRE-CLOSING SELLER COST STATEMENT," respectively.

         (g) PURCHASE PRICE ADJUSTMENTS BASED ON REVIEWED AUDITED BALANCE SHEET AND REVIEWED PRE-CLOSING SELLER COST STATEMENT.

                  (i) In the event that the amount of Net Assets of the Companies as reflected on the Reviewed Audited Balance Sheet is less than the Net Assets of the Companies as reflected on the Audited Balance Sheet, the Parties shall promptly deliver notices under the Escrow Agreement directing the Escrow Agent to disburse to the Buyer, in accordance with the Escrow Agreement, the amount of such deficiency from the Escrow Funds as a Purchase Price Adjustment, together with the amount of any Interest Adjustment Payment relating thereto, to the extent that the Escrow Funds are sufficient for such payment. The Escrow Agreement shall provide that if the Escrow Funds are insufficient to pay in full the aggregate amount of such Purchase Price Adjustment and related Interest Adjustment Payment, the Escrow Agent shall promptly give notice thereof to the Parties, and in such case the Seller shall pay to the Buyer the amount of such insufficiency in accordance with paragraph (iii) of this
         Section 2(g). In the event that the amount of Net Assets of the Companies as reflected on the Reviewed Audited Balance Sheet exceeds the amount of Net Assets of the Companies as reflected on the Audited Balance Sheet, the Buyer shall pay the amount of such excess as a Purchase Price Adjustment, together with the amount of any Interest Adjustment Payment relating thereto, to the Seller in accordance with paragraph (iii) of this Section 2(g).

                  (ii) In the event that the total amount of Pre-Closing Seller Costs set forth on the Reviewed Pre-Closing Seller Cost Statement is less than the total amount of Pre-Closing Seller Costs set forth on the Pre-Closing Seller Cost Statement, the Parties shall promptly deliver notices under the Escrow Agreement directing the Escrow Agent to disburse to the Buyer, in accordance with the Escrow Agreement, the amount of such deficiency from the Escrow Funds as a Purchase Price Adjustment, together with the amount of any Interest Adjustment Payment relating thereto, to the extent that the Escrow Funds are sufficient for such payment. The Escrow Agreement shall provide that if the Escrow Funds are insufficient to pay in full the aggregate amount of such Purchase Price Adjustment and related Interest Adjustment Payment, the Escrow Agent shall promptly give notice thereof to the Parties, and in such case the Seller shall pay to the Buyer the amount of such insufficiency in accordance with paragraph (iii) of this Section 2(g). In the event that the total amount of Pre-Closing Seller Costs set forth on the Reviewed Pre-Closing Seller Cost Statement exceeds the total amount of Pre-Closing Seller Costs set forth on the Pre-Closing Seller Cost Statement, the Buyer shall pay the amount of such excess as a Purchase Price Adjustment, together with the amount of any Interest Adjustment Payment relating thereto, to the Seller in accordance with paragraph (iii) of this Section 2(g).

                  (iii) The Escrow Agreement shall provide that any Escrow Funds to be disbursed pursuant to paragraph (i) or (ii) of this Section 2(g) shall be disbursed by the Escrow Agent within five (5) Business Days of its receipt of the notices from the Parties referred to in such paragraph. Any amounts payable by a Party pursuant to paragraph (i) or (ii) of this Section 2(g) shall be paid within fifteen (15) days after the Closing Adjustment Finality Date (or, if later, five (5) Business Days after the Seller's receipt of notice from the Escrow Agent that the Escrow Funds are insufficient to pay the full amount of a Purchase Price Adjustment due to the Buyer, in the case of an amount payable by the Seller pursuant to paragraph (i) or (ii) above). Any such payment by a Party shall be made in accordance with the terms set forth in Section 2(h).

                  (iv) Any balance of Escrow Funds remaining after disbursement of the amounts (if any) payable pursuant to paragraphs (i) and (ii) of this Section 2(g), shall, immediately following such disbursement (and without any further notice or authorization from the Parties), be disbursed to the Seller, and the escrow arrangements under the Escrow Agreement shall be terminated, all in accordance with the terms of the Escrow Agreement. If no Closing Adjustment Dispute Notice shall have been given by the Buyer on or prior to the Dispute Notice Deadline in accordance with Section 2(f), all Escrow Funds shall, within five (5) Business Days after the Dispute Notice Deadline (and without any further notice or authorization from the Parties), be disbursed to the Seller, and the escrow arrangements under the Escrow Agreement shall be terminated, all in accordance with the terms of the Escrow Agreement.

         (h) GENERAL PROVISIONS REGARDING PURCHASE PRICE ADJUSTMENTS. Each Purchase Price Adjustment shall each be made without duplication of any amount included in any other Purchase Price Adjustment. Any Purchase Price Adjustment and any Interest Adjustment Payment relating thereto shall be paid in cash, by wire transfer to an account or accounts that shall be designated by the payee not less than one (1) Business Day prior to the payment thereof. No purchase price adjustment shall be made in respect of the funding status of the Pyron Pension Plan or the Seller's DB Plan or in respect of any of the transactions contemplated by Section 5(n).

         3. REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

         (a) REPRESENTATIONS AND WARRANTIES OF SELLER. The Seller hereby represents and warrants to the Buyer as follows on the date hereof and as of the Closing Date:

         (i) ORGANIZATION OF THE SELLER. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

         (ii) AUTHORIZATION OF TRANSACTION. The Seller has the corporate power and authority to execute and deliver this Agreement and the Escrow Agreement and to perform its obligations hereunder and thereunder, and each of this Agreement and, as of the Closing Date, the Escrow Agreement has been duly executed and delivered by the Seller. Each of this Agreement and, as of the Closing Date, the Escrow Agreement constitutes the valid and binding obligation of the Seller, enforceable in accordance with its terms and conditions, except that (A) such enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other laws, decisions and equitable principles now or hereafter in effect relating to or affecting the enforcement of creditors' rights or debtors' obligations generally, and to general equity principles, and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (the terms of clause (A) and (B) are sometimes collectively referred to as the "EQUITABLE EXCEPTIONS"). Except for filings required by the HSR Act, the Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order to consummate the transactions contemplated by this Agreement.

         (iii) NONCONTRAVENTION. Except for approvals required under the HSR Act, neither the execution and the delivery of this Agreement or the Escrow Agreement by the Seller, nor the consummation of the transactions contemplated hereby or thereby by the Seller, (A) violate any Law or Order or other restriction of any Governmental Body to which the Seller is subject (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice, approval or consent under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject, except as set forth in Annex I and except for such conflicts, breaches, defaults, accelerations and rights as would not, and such notices and consents the failure to obtain which would not, in the aggregate, materially adversely affect the Seller's ability to enter into and perform the terms of this Agreement or the Escrow Agreement or the enforceability or validity of this Agreement or the Escrow Agreement.

                  (IV) BROKER'S FEES. The Seller has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer will become liable or obligated.

         (b) REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer hereby represents and warrants to the Seller as follows on the date hereof and as of the Closing Date (and in the case of the representations and warranties set forth in paragraph (vi) of this Section 3(b), at the each of the subsequent times (if any) referred to therein):

                  (i) ORGANIZATION OF THE BUYER. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Delaware.

                  (ii) AUTHORIZATION OF TRANSACTION. The Buyer has the corporate power and authority to execute and deliver this Agreement and the Escrow Agreement and to perform its obligations hereunder and thereunder, and each of this Agreement and as of the Closing Date, the Escrow Agreement has been duly executed and delivered by the Buyer. Each of this Agreement and, as of the Closing Date, the Escrow Agreement constitutes the valid and binding obligation of the Buyer, enforceable in accordance with its terms and conditions except for the Equitable Exceptions. Except for filings made under the HSR Act, the Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order to consummate the transactions contemplated by this Agreement.

                  (iii) NONCONTRAVENTION. Except for approvals required under the HSR Act, neither the execution and the delivery of this Agreement or the Escrow Agreement by the Buyer, nor the consummation of the transactions contemplated hereby or thereby by the Buyer, will (A) violate any Law or Order or other restriction of any Governmental Body to which the Buyer is subject or any provision of its organizational documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice, approval or consent under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject, except as set forth on Annex II and except for such conflicts, breaches, defaults, accelerations and rights as would not, and such notices and consents the failure to obtain which would not in the aggregate, materially adversely affect the Buyer's ability to enter into and perform the terms of this Agreement or the Escrow Agreement or the enforceability or validity of this Agreement or the Escrow Agreement.

                  (iv) BROKERS' FEES. The Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller will become liable or obligated.

                  (v) INVESTMENT. The Buyer is not acquiring the Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, except, as to the Metal Powders Shares, as contemplated with respect to ACuPowder or another, single third-party transferee thereof.

                  (vi) FINANCING. The Buyer has and shall have at the Closing, and at all times thereafter (if any) at which the Buyer is obligated to make a payment pursuant to the terms hereof, sufficient cash to pay the full Base Purchase Price (and any Purchase Price Adjustments) in accordance with the terms hereof and all other payments required to be made by it hereunder and to pay all of its related costs and expenses in connection with this Agreement and the transactions contemplated hereby.

                  (vii) EMPLOYEE MATTERS. The Buyer does not contemplate a plant closing involving, or mass layoffs of, employees of either of or both Companies, or any terminations that in the aggregate would constitute a mass layoff of employees of either or both of the Companies, within one year following the Closing Date.

         4.       REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANIES.

                  Subject to the specific qualifications and limitations set forth herein, and except as set forth in the Disclosure Schedule attached to this Agreement (as the same may be amended and supplemented from time to time in accordance with Section 5(e), the "DISCLOSURE SCHEDULE") or in the Audited Balance Sheet or the schedule of liabilities attached thereto, the Seller represents and warrants to the Buyer as follows with respect to the Companies, each such representation and warranty being made as of the Effective Date only, except that (x) the representations and warranties set forth in Section 4(a) (ownership of the Shares) are made as of the date hereof and as of the Closing Date, (y) the representations and warranties set forth in Section 4(i) (legal compliance) are made as of the Effective Date and as of the Closing Date, and (z) the representations and warranties set forth in Section 4(j) (operation of Companies during Pre-Closing Period) are made as of the date hereof and as of the Closing Date:

         (a) THE SHARES. The Seller holds of record and owns beneficially all of the Shares, free and clear of any liens or restrictions on transfer, options, warrants, rights, contracts, calls, commitments, preemptive rights, and demands (other than any restrictions under the Securities Act and state securities laws and any liens, restrictions, rights and other such matters arising under or in connection with the pledge of the Shares with respect to the Seller's Credit Agreement and the Seller's Secured Notes and which are to be terminated at or prior to the Closing pursuant to Section 6(a)(xii)). Except for this Agreement and agreements relating to the pledge of the Shares referred to in Section 6(a)(xii) to be terminated at or prior to the Closing, the Seller is not a party to any option, warrant, right, call, put, or other contract with respect to any of the capital stock of either of the Companies or to any voting trust, proxy or other arrangement with respect to the voting of any capital stock of either of the Companies.

         (b) ABSENCE OF UNDISCLOSED LIABILITIES. Except as and to the extent disclosed in the Audited Balance Sheet and the schedule of liabilities attached thereto, neither Company had any Liabilities on the Effective Date except for any undisclosed Liabilities that do not individually exceed US$25,000 and except for any undisclosed Liability for Federal Income Taxes.

         (c) TAX MATTERS. Except as disclosed in Item 4(c) of the Disclosure Schedule and except as to any fact, circumstance, occurrence, item, act, omission, inaccuracy, breach, default, nonperformance or other matter that does not result in a Loss to either Company in excess of US$25,000 individually or to the Companies in excess of US$50,000 in the aggregate with other such facts, circumstances, occurrences, items, acts, omissions, inaccuracies, breaches, defaults, nonperformance or other matters, on the Effective Date:

                  (i) All Other Tax Returns that were required to be filed by or on behalf of each Company on or prior to the Effective Date in respect of Pre-Effective Date Tax Periods had been filed. All such Other Tax Returns were correct and complete in all Material respects. All Other Taxes payable by each Company for all Pre-Effective Date Tax Periods had been paid or sufficient accrual for any unpaid amounts thereof shall be made on the Reviewed Audited Balance Sheet. Neither Company was the beneficiary of any extension of time within which to file any Other Tax Return. Neither Company had waived any statutes of limitations in respect of Other Taxes or agreed to any extension of time with respect to any assessment or deficiency with respect to Other Taxes.

                  (ii) Neither the Seller nor, to the knowledge of the Seller, either of the Companies had received any notice that any Governmental Body intended to assess any additional Other Taxes with respect to either of the Companies for any Pre-Effective Date Tax Period. No dispute or claim concerning any Liability for Other Taxes of either Company had been claimed or raised by any Governmental Body in writing.
         Item 4(c) of the Disclosure Schedule lists all Other Tax Returns filed with respect to the Companies for Tax periods ended on or after December 31, 1994 that have been audited or that currently are the subject of an audit.

                  (iii) Neither Company was a party to any Tax allocation or sharing agreement.

         (d) CERTAIN ASSETS. Except as disclosed in Item 4(d) of the Disclosure Schedule, on the Effective Date each Company owned, free and clear of all liens (other than Permitted Liens), or leased all tangible assets necessary for the conduct of the Business as then conducted by it. On the Effective Date the tangible assets of each Company had in all Material respects been maintained in accordance with normal industry practice, were in all Material respects in reasonable operating condition and repair (subject to normal wear and tear) and were in all Material respects suitable for use by the Companies on a basis consistent with past practices for the respective purposes for which they were then used. On the Effective Date, Pyron owned the Patent free and clear of all liens.

         (e) CONTRACTS. Except as disclosed in Item 4(e) of the Disclosure Schedule, on the Effective Date:

                  (i) Personal Property Leases. Neither Company was a party to any leases, or had entered into any contract requiring the lease, of personal property involving consideration or other expenditure in excess of US$100,000 per annum for any such lease or contract, or requiring performance by such Company over a period of more than twelve
         (12) months after the Effective Date (unless such lease or obligation is cancelable by such Company on notice of not longer than sixty (60) days without liability, penalty or premium);

                  (ii) Purchase Commitments. Neither Company was a party to any contract for the purchase of inventory items or supplies that, together with amounts on hand, constituted in excess of six months' normal usage of any such item of inventory or supplies or for any quantities of any such item at a cost in excess of US$50,000;

                  (iii) Sales Commitments. Neither Company was a party to any contract for the sale of Products to customers or distributors that aggregated in excess of US$50,000 to any one customer or distributor, or that required performance by such Company over a period of more than twelve (12) months after the Effective Date (unless such contract is cancelable by such Company on notice of not longer than sixty (60) days without liability, penalty or premium);

                  (iv) Contracts for Services. Neither Company was a party to any contract with any officer, employee, agent, consultant, distributor, dealer or franchisee requiring payment by the Company to such officer, employee, agent, consultant, distributor or franchisee in excess of US$50,000 that is not cancelable by such Company on notice of not longer than sixty (60) days without liability, penalty or premium;

                  (v) Powers of Attorney. Neither Company had given any power of attorney, which was in effect on the Effective Date, to any person (other than an officer or director of such Company), firm or corporation authorizing such person, firm or corporation to bind or obligate such Company with respect to any transaction, liability or obligation that either involves more than US$50,000 or is not limited as to total amount;

                  (vi) Partnerships and Joint Ventures. Neither Company was a party to any contract providing for the formation of any partnership, joint venture or similar business arrangement with any other person involving payments or other obligations that in the aggregate exceed US$50,000 for any such contract;

                  (vii) Loan Agreements; Guaranties. Neither Company (A) was obligated as a signatory, guarantor or otherwise under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness that involved obligations in excess of US$50,000, (B) had mortgaged or pledged any material portion of its assets to secure any obligation or group of related obligations in excess of US$50,000 or suffered the attachment of any lien on its assets as the result of a default by such Company with respect to a past-due obligation of such Company in excess of US$50,000, (C) had guaranteed the payment or performance of any person, firm or corporation of any obligation or group of related obligations in excess of US$50,000, (D) had agreed to indemnify or act as a surety of any Person in an amount as to any such Person in excess of US$50,000, or (E) had otherwise agreed to be contingently or secondarily liable for the obligations of any Person in an amount as to any such Person in excess of US$50,000; in the case of any item or matter referred to in clauses (A) through (E) above, other than with respect to (v) guaranties entered into by the Companies in respect of the obligations of the Seller and Zemex Corporation under the Seller's Credit Agreement and the Seller's Secured Notes and the pledge of the Companies' assets under pledge agreements entered into by the Companies to secure such guaranties and obligations (which guaranties and pledge agreements will be terminated at or prior to the Closing), (w) Security Interests and other encumbrances arising under leases identified in the Disclosure Schedule, (x) any obligations or liabilities disclosed in the Audited Balance Sheet and the schedule of liabilities attached thereto, (y) any other obligation, liability or expenditure that does not individually exceed US$50,000, and (z) customary indemnification obligations owed to officers and directors and customary indemnification obligations incurred in commercial and financial transactions, including acquisitions and sales of assets.

                  (viii) Certain Restrictive Agreements. Neither Company was a party to any contract or instrument requiring or providing for such Company to sell, assign, license, lease or transfer any interest in or right to use the Patent or the name "Pyron," or prohibiting or restricting such Company from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on the Business anywhere in the world.

                  (ix) Other Material Contracts. Neither Company was a party to any lease, license or other contract involving consideration or other expenditure in excess of US$50,000, or involving performance over a period of more than twelve (12) months after the date hereof (unless such lease, license, contract or obligation is cancelable by such Company on notice of not longer than sixty (60) days without liability, penalty or premium).

                  (x) No Default. Neither Company was in default under any lease, contract or agreement to which either Company was a party or by which it was otherwise bound and which lease, contract or agreement involved consideration or other expenditure in excess of US$50,000, nor, to the knowledge of the Seller, had any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default under any such lease, contract or agreement or cause the acceleration of any of such Company's obligations thereunder in an amount in excess of US$50,000 or create, as the result of any such default, any lien on any material portion of the assets owned, used or occupied by such Company or give rise to an automatic termination, or the right of discretionary termination, thereof. To the knowledge of the Seller, no third party was in default under any lease, contract or agreement to which either Company was a party or by which it was otherwise bound and which involved consideration or other expenditure in excess of US$50,000.

Notwithstanding anything to the contrary set forth herein, no inaccuracy in any statement set forth in this Section 4(e) (including any inaccuracy due to the Seller's failure to disclose in the Disclosure Schedule or in the Audited Balance Sheet or the schedule of liabilities attached thereto any contract or other item or matter as an exception to any such statement) shall constitute a misrepresentation or breach of representation or warranty for any purpose (including for purposes of the Buyer's right to seek recovery under the R&W Insurance) except if and to the extent that such inaccuracy results in a Loss to either Company in excess of US$25,000 as to any individual contract, item or other matter (after reducing the amount of such Loss by the value of any goods, services or other benefit or consideration received or to be received by the Companies or the Buyer in respect of such contract, item or matter).

         (f) EMPLOYMENT AND LABOR MATTERS. Except as disclosed in Item 4(f) of the Disclosure Schedule, on the Effective Date:

                  (i) the Companies were in compliance in all Material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, including Laws concerning unfair labor practices and the employment of non-residents, with respect to each full-time and part-time employee of either Company who devoted substantially all of such person's business time solely to the Business or other activities of such Company (each, a "COMPANY EMPLOYEE") except where failure to comply would not have a Material Adverse Effect on the Business;

                  (ii) there were no charges, governmental audits, investigations, administrative proceedings or complaints concerning the employment practices pending or, to the knowledge of the Seller, threatened before any federal, state or local agency or court relating to the Company Employees;

                  (iii) neither Company was a party to any union or collective bargaining agreement and, to the knowledge of the Seller, no union attempts to organize any of the Company Employees had been made, nor, to the knowledge of the Seller, were any such attempts threatened or pending;

                  (iv) neither Company had experienced any organized slowdown, work interruption, strike, or work stoppage by any Company Employees during the period of five (5) years prior to the Effective Date; and

                  (v) to the knowledge of the Seller, (y) no such labor action was threatened or pending and (z) no grievance in respect of any work condition or other matter filed by or on behalf of, any Company Employee was pending.

         (g) EMPLOYEE BENEFITS. Except as set forth in Item 4(g) of the Disclosure Schedule, on the Effective Date:

                  (i) there were no Employee Benefit Plans maintained by the Seller or either Company that provided benefit coverage to any Company Employees on the Effective Date ("PLANS");

                  (ii) no contributions or payments were due with respect to any of the Plans for any period prior to the Effective Date;

                  (iii) each Plan had been operated and administered in material compliance with the provisions of ERISA and the Code applicable to it where the failure of any Plan to comply with such provisions would reasonably be expected to have a Material Adverse Effect on the Business of either Company;

                  (iv) no Plan was subject to Title IV of ERISA or section 412 of the Code;

                  (v) neither Seller nor any of its ERISA Affiliates had an "obligation to contribute" (as defined in ERISA Section 4212) to any Plan that is a Multiemployer Plan;

                  (vi) none of the Seller's Plans provided medical or death benefits coverage to any former employee of either Company who devoted substantially all of such person's business time solely to the operation of the Business, except as required under section 4980B of the Code or under applicable state law; and

                  (vii) there was no Seller's Plan in effect and covering any Company Employee that could result in the payment by the Buyer of any amount that would not be deductible under Code sections 162(m) or 280G.

         (h) ENVIRONMENTAL MATTERS. Except as disclosed in Item 4(h) of the Disclosure Schedule, on the Effective Date there was no Environmental Condition in any way relating to the Business of either Company or the real property owned or leased by either Company that will individually result in a Loss to either Company in excess of US$25,000 individually or to the Companies in excess of US$50,000 in the aggregate with all other Environmental Conditions. For the purposes of this Agreement, "ENVIRONMENTAL CONDITION(S)" means (a) the introduction into the environment of any pollutant or contaminant, or any other toxic or hazardous substance, waste materials, raw materials, hazardous materials, biomedical waste (including blood), or toxic materials or products ("HAZARDOUS

MATERIALS"), in violation of any federal, state or local law, ordinance or governmental rule or regulations in effect on the Effective Date, (i) as a result of any spill, discharge, leak, emission, escape, injection, dumping or release of any kind into the environment, including without limitation air, land, surface waters or ground waters, or (ii) from any generation, transportation, treatment, discharge, storage disposal, use or handling of any Hazardous Materials, in each case, as a result of which either Company on the Effective Date had become or would reasonably have been expected to become liable to any Person or by reason of which any material portion of the assets of the Companies on the Effective Date had become or would reasonably have been expected to become subject to any lien or Material restriction of any nature, or
(b) any noncompliance with any Environmental Law in effect on the Effective Date, as a result of or in connection with any of the foregoing, or otherwise applicable to the operations of the Business as conducted by either Company on or prior to the Effective Date, or (c) the existence of any underground storage tank on or under any of the real property owned or leased by either Company. Notwithstanding any other provision hereof, the representation and warranty in this Section 4(h) is the Company's sole representation and warranty with respect to environmental matters.

         (i) LEGAL COMPLIANCE. Except as disclosed on Item 4(i) of the Disclosure Schedule and except for any fact, circumstance, occurrence, item, act, omission, inaccuracy, breach, default, noncompliance, failure, nonperformance or other matter that does not result in a Loss to either Company in excess of US$25,000 individually or to the Companies in excess of US$50,000 in the aggregate with all other such facts, circumstances, occurrences, items, acts, omissions, inaccuracies, breaches, defaults, noncompliance, failures, nonperformance or other matters, on the Effective Date and on the Closing Date:

                  (i) each Company was in compliance with all Laws (other than Laws relating to employment, labor and employee benefit matters, which are the subject of Section 4(f) and Section 4(g) above, and Environmental Laws, which are the subject of Section 4(h) above) applicable to such Company, its Business as then conducted, its properties or assets; and

                  (ii) no charge, complaint, action, suit, proceeding, hearing, investigation, claim demand, or notice had been filed or commenced against either Company that was then pending and that alleged any failure to comply with any Law referred to in clause (i) above at any time prior to the Effective Date or the Closing Date (as the case may be).

         (j) OPERATION OF COMPANIES DURING PRE-CLOSING PERIOD. Since the Effective Date, and except for any fact, circumstance, occurrence, item, act, omission, inaccuracy, breach, default, noncompliance, failure, nonperformance or other matter that does not result in a Loss to either Company in excess of US$25,000 individually or to the Companies in excess of US$50,000 in the aggregate with all other such facts, circumstances, occurrences, items, acts, omissions, inaccuracies, breaches, defaults, noncompliance, failures, nonperformance or other matters, the Seller has, as of the date hereof and as of the Closing Date, complied with and performed its obligations under the covenants and agreements set forth in Section 5(b) that are to be complied with and performed by it pursuant to the terms of Section 5(b).

                  5.       CERTAIN COVENANTS AND AGREEMENTS.


         (a) GENERAL. Each of the Contract Parties will use its reasonable best efforts to take all action and to do all things necessary to satisfy the closing conditions set forth in Section 6 and to consummate and make effective the transactions contemplated by this Agreement; provided, that, except as otherwise specified in Section 5(f), neither the Seller nor the Companies shall be required to expend any funds to obtain the consent of any Governmental Body or other third party. Subject to the proviso to the immediately preceding sentence, each Company will give any notices to third parties and use its reasonable best efforts to obtain, and each of the Contract Parties will take any additional action (and the Seller will cause each Company to take any additional action) that may be necessary, proper, or advisable in connection with, any and all notices to, filings with, and authorizations, consents, and approvals of Governmental Bodies and third parties that may be required in connection with the consummation of the transactions contemplated by this Agreement. The Contract Parties shall coordinate and cooperate in exchanging such information and assistance as either Party may reasonably request in connection with the foregoing.

         (b) OPERATION OF BUSINESS.

             (i) Prior to the Closing, and except as contemplated hereby or as may be incidental to or in furtherance of the transactions contemplated hereby, or as expressly consented to or approved by the Buyer, the Seller shall:

                  (A) cause the Business conducted by each of the Companies to be operated in all Material respects in the Ordinary Course of Business; and

                  (B) cause each of the Companies not to issue or sell any shares of capital stock of such Company, or issue, or sell any options, warrants or other rights of any kind to acquire any such shares or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such shares, or enter into any agreement obligating either Company to do any of the foregoing.

         (ii) Notwithstanding anything to the contrary set forth in Section 5(b)(i):

                  (A) On the Closing Date, the Seller shall deliver to the Buyer a letter or statement from each bank with which each Company maintains one or more cash deposit accounts indicating the cash balance(s) of such account(s) as of the close of business on the Business Day immediately preceding the Closing Date. During the Pre-Closing Period, the Seller shall not cause or permit either Company to (y) authorize, declare or pay any dividend or other distribution in respect of its capital stock at any time from and after the Effective Date, or (z) make any payment or transfer any funds to or for the account of the Seller or any Other Affiliate, except for payments for such goods, services or benefits provided by the Seller or Other Affiliates to, on behalf of or for the benefit of either of the Companies as are (1) of the types set forth on Annex IV and arise in the Ordinary Course of Business consistent with past practice pursuant to arrangements existing prior to the Effective Date, on terms consistent with past practice or (2) mutually agreed to by the Buyer and the Seller, pursuant to such arrangements, and on such terms, as they shall mutually agree upon (it being understood that neither Party shall have any obligation to agree to any such arrangements or terms); provided, however, that, notwithstanding anything to the contrary contained herein, the Seller shall not charge either of the Companies, and neither of the Companies shall pay the Seller, any management fees for any period commencing on or after the Effective Date; provided, further, that the Seller shall cause the Companies to pay the Pre-Closing Seller Costs set forth on the Pre-Closing Seller Cost Statement in accordance with Section 5(h).

                  (B) During the Pre-Closing Period, neither the Seller nor any Other Affiliate shall have any obligation or liability whatsoever to contribute any capital or make any funds, assets or other benefit or thing of value available to either Company, except for (y) the items of the types set forth on Annex IV to the extent such items arise in the Ordinary Course of Business, on terms (other than payment terms) consistent with past practice and (z) such other items (if any), as may be mutually agreed to by the Buyer and the Seller, upon such terms as may be mutually agreed to by them (it being understood that neither Party shall have any obligation to agree to any such items or terms);

                  (C) During the Pre-Closing Period the Seller shall not cause or permit either Company to enter into, or agree to enter into, any transaction that is outside the Ordinary Course of Business and that involves individually more than US$50,000 or involves the sale, assignment, license, lease or transfer of any interest in or right to use the Patent or the name "Pyron," in each case without the prior consent of the Buyer; and

                  (D) During the Pre-Closing Period the Seller shall not cause or permit either Company to make, or agree with any third party to make, any capital expenditure, or series of related capital expenditures, in an amount in excess of US$50,000 without the prior consent of the Buyer.


         (c) PRESERVATION OF BUSINESS. Prior to the Closing, and except as contemplated hereby, or as may be incidental to or in furtherance of the transactions contemplated hereby, or as expressly consented to or approved by the Buyer, each Company will use its reasonable best efforts, consistent with its existing practices in the Ordinary Course of Business, to keep its Business and properties substantially intact, including its present operations, physical facilities and relationships with lessors, licensors, suppliers, customers, and employees.

         (d) ACCESS.

                  (i) Subject to the other provisions of this Section 5(d), from the date hereof until the Closing Date, the Seller shall cause the Companies to provide the Buyer and its authorized representatives with full access, at all reasonable times, upon reasonable advance notice, and in a manner so as not to interfere unreasonably with the normal business operations of either Company, to the offices, properties, books, records, contracts, Tax records and documents of or pertaining to each Company in order for the Buyer to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Companies. Such access shall also be available on the terms and conditions described above to ACuPowder and its authorized representatives with respect to the facilities of Metal Powders located in Greenback and Maryville, Tennessee (collectively, the "TENNESSEE FACILITIES").

                  (ii) The Parties shall agree upon mutually convenient times and places at which the Buyer may conduct interviews with key employees and/or customers of the Companies mutually agreed to by the Seller and the Buyer. Such access shall also be available on the terms and conditions described above to ACuPowder and its authorized representatives with respect to the Tennessee Facilities.

                  (iii) In addition, the Buyer shall be entitled to maintain one
         (1) representative on-site at the Niagara Falls Facility who shall have access to and monitor the daily business operations of the Companies; provided, that (x) such representative shall have entered into a confidentiality agreement in favor of the Seller in form and substance satisfactory to the Seller, (y) such representative shall have agreed to (and shall) comply with all rules and policies (including with respect to safety and security) applicable to non-employee visitors to the Niagara Facility, and (z) the Buyer shall have agreed, in a manner satisfactory to the Seller, to be responsible for and to indemnify the Seller (and the Companies, in the event that the Closing does not occur for any reason) in respect of (A) such representative's compliance with such confidentiality agreement, rules and policies, (B) all compensation and employment-related matters with respect to such representative, and (C) all acts or omissions committed by such representative during his or her presence at the Niagara Falls Facility or while present at other facilities of either Company or the Seller to the extent that such acts or omissions have any adverse effect on the Seller, either Company or any Other Affiliate.

                  (iv) Without limiting the generality of the foregoing provisions, access to the Companies shall be further limited as follows with respect to environmental matters: During the Pre-Closing Period, the Seller shall allow the Buyer and its representatives and agents, including an environmental consultant, access, during normal business hours, upon reasonable advance notice, to the Companies' properties, and shall make available to Buyer, during normal business hours at times and for periods of time that will not unreasonably interfere with the normal business operations of either Company, such employee or employees of each of the Companies as shall be designated by the Seller and as are reasonably available who are involved in environmental compliance in order to allow the Buyer to investigate the condition with respect to environmental matters of each Company's properties, plants and facilities. Such access shall also be available on the terms and conditions described above to ACuPowder and its authorized representatives with respect to the Tennessee Facilities.

                  (v) All information disclosed or made available to or otherwise obtained by the Buyer, U.S. Bronze, ACuPowder and/or their respective authorized representatives and agents pursuant to the foregoing provisions or otherwise in connection with their investigation of the Companies or in connection with the transactions contemplated hereby shall be subject to the terms and conditions of the Confidentiality Agreement, the U.S. Bronze Confidentiality Agreement and the ACuPowder Confidentiality Agreement, respectively, each of which the Contract Parties hereby acknowledge and agree shall remain in full force and effect and shall survive the Closing or any termination of this Agreement.

                  (vi) Prior to the Closing, the Buyer shall not, and shall not cause or permit its representatives and agents or ACuPowder or its representatives and agents to, contact or in any manner communicate with the employees, customers, lessors and suppliers of the Companies in connection with the transactions contemplated hereby, except in accordance with the procedures provided herein or otherwise with the express prior consent of the Seller, or upon the express request of the Seller.

                  (vii) Prior to the Closing Date, the Seller shall provide the Buyer, promptly upon the Seller's receipt thereof, with copies of all monthly production, sales and other monthly operational reports received by Seller from each Company.

         (e) NOTICE OF DEVELOPMENTS; AMENDMENTS TO DISCLOSURE SCHEDULE. From time to time after the date hereof and until the Closing Date, the Seller may disclose to the Buyer in writing any variances from the representations and warranties contained in Section 4 and/or the information set forth in the Disclosure Schedule in the form of one or more proposed updates to the Disclosure Schedule. If consented to by the Buyer, such updated disclosure shall amend and supplement the Disclosure Schedule, shall be deemed to modify the affected representation and warranty and shall cure any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such variance. The Buyer shall promptly notify the Seller if the Buyer obtains knowledge that the representations and warranties of the Seller in this Agreement are not true and correct in all material respects, or if Buyer obtains knowledge of any material errors in, or omissions from, the Schedules or Annexes to this Agreement. In addition to the foregoing, each Party will give prompt written notice to the other of any material development affecting the ability of the Parties to consummate the transactions contemplated by this Agreement.

         (f) HSR ACT FILINGS. The Buyer and the Seller will use reasonable best efforts to file or cause to be filed with the FTC and the DOJ, as promptly as practicable but in no event later than March 9, 2000 the Notification and Report

Form and related materials required to be filed in connection with the transactions contemplated in this Agreement pursuant to the HSR Act, and to promptly file any additional information requested by the FTC or the DOJ as soon as practicable after receipt of a request therefor. The Buyer and the Seller shall request early termination of the waiting period under the HSR Act and shall use their respective reasonable best efforts to cause all waiting periods under the HSR Act to terminate or expire at the earliest possible date and to resist in good faith, at each of their respective cost and expense (including the institution or defense of legal proceedings), any assertion that the transactions contemplated hereby constitute a violation of the antitrust laws, all to the end of expediting consummation of the transactions contemplated hereby. Each Party shall consult with the other prior to participating in any meetings, by telephone or person, with, or sending any correspondence to, the staff of the FTC or the DOJ, and each of the Parties shall have the right to have a representative present at any such meeting or to review any such correspondence prior to its being sent. In addition, the Buyer shall use its best efforts to take or cause to be taken all actions necessary, proper or advisable to obtain any consent, waiver, approval or authorizations relating to the HSR Act that is required for the consummation of the transactions contemplated by this Agreement. In the event that the FTC or the DOJ imposes any requirement or condition with respect to the consummation of the transactions contemplated hereby, no purchase price adjustment shall be made; however, the Buyer shall have the right to terminate this Agreement prior to the Closing (without any Liability whatsoever of the Buyer to the Seller or the Seller to the Buyer) by written notice delivered to the Seller within five (5) days following delivery to the Buyer of written notice from the FTC or the DOJ of such requirement or condition and such right of termination shall be the Buyer's sole remedy in such case; provided, however, that such termination right and any termination right arising under or in respect of Section 6(a)(vi) and Section 8(a)(ii) or otherwise hereunder shall not be exercisable with respect to any such requirement or condition that relates to any assets or activities of the Companies, the Buyer or any Affiliate of the Buyer that are not Material to the Business as conducted by the Companies, the Buyer or such Affiliate, as applicable, on the date hereof, and the Buyer shall comply with any such divestiture, hold separate or similar requirement or condition relating to any such non-Material assets or activities and shall take all other actions necessary, proper or advisable to obtain any consent, waiver, approval or authorizations relating to the HSR Act in respect of any issue or matter regarding any such non-Material assets or activities. Each of the Parties shall bear the costs and expenses of preparing its filings under the HSR Act; provided, however, that all filing fees required under the HSR Act shall be paid by the Buyer.

         (g) PLANT CLOSING NOTIFICATION. From and after the Closing, the Companies shall provide any notice of layoff or plant closing required with respect to any manufacturing facility of either Company pursuant to, and the Companies shall otherwise comply with all other requirements of, the Federal Worker Adjustment and Retraining Notification Act of 1988, any successor federal law and any applicable state or local plant closing notification statute, for any such layoffs or plant closings that commence effective on or subsequent to the Closing Date, and the Seller shall have no responsibility, Liability or obligation with respect to the foregoing. Each of the Buyer and the Companies, individually, shall indemnify and hold the Seller harmless from any against any Liability, costs and expenses that the Seller incurs under such laws arising out of or relating to, any actions or omissions by the Buyer or either of such Companies, respectively, with respect to the employees of the Companies on or after the Closing Date, but not with respect to any obligation of the Seller that arose prior to the Effective Date.

         (h) INTERCOMPANY ITEMS. All Intercompany accounts payable and Intercompany accounts receivable of each Company, and any other Intercompany items, as of the Effective Date shall be deemed to be settled as a result and as part of the Purchase Price Adjustment pursuant to Section 2(c)(ii). The Pre-Closing Seller Costs set forth on the Pre-Closing Seller Cost Statement shall be invoiced by the Seller to the Companies immediately prior to the Closing and shall be settled as a result of and as part of the Purchase Price Adjustment pursuant to Section 2(c)(ii).

         (i) AUTOMOBILE LEASES. The automobiles listed on Annex VIII are leased under the Seller's group leasing program for use by certain employees of the Companies, as indicated on Annex VIII (the "LEASED AUTOMOBILES"). On or prior to the Closing Date, the Seller shall, at the election of the Buyer, cause the Companies to (and the Companies hereby agree to) either (y) pay the purchase price for, and accept assignment of title to, the Leased Automobiles pursuant to the buy-out options under the leases relating thereto, or (z) accept assignment of, and undertake all obligations with respect to, such leases; provided, however, that in connection with the transactions contemplated by each of clauses (y) and (z), the Seller and the Other Affiliates shall not be required to undertake, and shall be expressly released in writing by the lessor and the Companies from, any residual or on-going liability or obligation of any kind under or in respect of the Leased Automobiles or the leases relating thereto from and after the Closing Date, including any liability or obligation as guarantor or primary or secondary obligor. Any costs associated with the transactions contemplated by this Section 5(i) shall be borne by the Companies; in the case of each Company, to the extent that such costs relate to Leased Automobiles used by its employees. Following the Closing Date, each Company shall indemnify and hold harmless the Seller and the Other Affiliates in respect of any liability or obligation under or in respect of the lease or ownership of the Leased Automobiles from and after the Effective Date.

         (j) TRANSITION TO NEW OWNERSHIP. The Seller will not take any action that primarily is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of either Company from maintaining the same business relationships with such Company after the Closing for a period of twelve (12) months thereafter as it maintained with such Company prior to the Closing.

         (k) CERTAIN TAX MATTERS.

             (i) Taxes Relating to Pre-Effective Date Tax Periods and the Pre-Closing Date Tax Period.

                  (A) Federal Income Taxes. The Seller shall cause each Company to be included in, and shall timely prepare and file (or cause to be prepared and filed), (y) all required Consolidated Tax Returns that include and reflect the income, activities, transactions and operations of each Company for all Pre-Effective Date Tax Periods and (z) a Consolidated Tax Return that includes and reflects the income, activities, transactions and operations of each Company for the Pre-Closing Date Tax Period (regardless of whether the Tax period for the other members of the Affiliated Group covered by such Consolidated Tax Return ends on or after the Closing Date) (the "PRE-CLOSING PERIOD CONSOLIDATED RETURN"); provided, that, in the case of each of clauses (y) and (z) above, the Buyer and the Companies shall have timely made available to the Seller and its representatives after the Closing the books, records and information regarding the Companies that are reasonably requested by the Seller for such purposes. To the extent permitted by applicable Laws, the Seller shall not include either Company in any Consolidated Tax Return for any Tax period of such Company beginning on or after the Closing Date. The Seller shall pay (or cause to be paid), when due, all Federal Income Taxes of the Seller, the Companies and the Other Affiliates payable in respect of (I) Pre-Effective Date Tax Periods and (II) without limiting the terms of Section 5(t), the Pre-Closing Date Tax Period. Without limiting the terms of Section 5(t), the Buyer and/or the Companies shall be responsible for all Federal Income Taxes relating to the income, activities, transactions and operations of the Companies in respect of all Tax Periods (or portions thereof) beginning on or after the Closing Date, and the Seller and the Other Affiliates shall have no liability or obligation to the Buyer or the Companies or otherwise with respect thereto.

                  (B) Other Taxes. The Seller shall timely prepare (or cause to be prepared), all state and local corporate income Tax Returns that are required to be filed in New York, Pennsylvania and Tennessee with respect to each Company for the Pre-Closing Date Tax Period (collectively, the "PRE-CLOSING STATE INCOME TAX RETURNS" and each, a "PRE-CLOSING STATE INCOME TAX RETURN"); provided, that the Buyer and the Companies shall have timely made available to the Seller and its representatives after the Closing the books, records and information regarding the Companies that are reasonably requested by the Seller for such purposes. The Seller shall deliver (or cause to be delivered) each Pre-Closing State Income Tax Return to the Buyer not less than fifteen
         (15) days prior to the due date (including any extensions thereof) for filing such Pre-Closing State Income Tax Return, together with copies of related work papers. The Buyer or the Companies shall pay when due, and shall be responsible for, all Other Taxes payable in respect of the Pre-Closing State Income Tax Returns or otherwise relating to the income, activities, transactions and operations of the Companies in respect of all Tax periods (or portions thereof) beginning on or after the Effective Date, and the Seller shall have no liability or obligation to the Buyer or the Companies with respect thereto. Except as provided in the first sentence of this paragraph (B), each Company shall timely prepare and file all Other Tax Returns in respect of Other Taxes payable by such Company for all Tax periods (or portions thereof) from and after the Effective Date, and the Seller shall have no liability or obligation to the Buyer or the Companies with respect thereto. If any amount of Other Taxes payable in respect of Pre-Effective Date Tax Periods shall not have been accrued or otherwise disclosed as a current liability on the Reviewed Audited Balance Sheet or the schedule of liabilities attached thereto or shall not have been paid by the Companies prior to the Effective Date, such non-accrual, non-disclosure or non-payment (as the case may be) shall constitute an inaccuracy in the representation and warranty set forth in the third sentence of Section 4(c)(i) and the sole remedy therefor shall be such rights as the Buyer may have under the R&W Insurance, as provided in
         Section 5(s) and Section 9.

                  (C) Refunds. The Seller shall be entitled to all refunds (including interest with respect thereto) in respect of (x) Taxes attributable to the income, activities, transactions and operations of the Seller, the Other Affiliates and the Companies for any Pre-Effective Date Tax Period, (y) Federal Income Taxes attributable to the income, activities, transactions and operations of the Seller and the Other Affiliates for all Tax periods (or portions thereof) from and after the Effective Date, and (z) Federal Income Taxes attributable to the income, activities, transactions and operations of the Companies for the Pre-Closing Date Tax Period. The Buyer shall promptly notify the Seller of any such refund that is received by either Company or any of the Affiliates of such Company and shall pay, or cause to be paid, any such refund to the Seller promptly after such receipt thereof. At the request of the Seller, the Buyer shall file, or shall cause the relevant Company to file, any claims for such refunds.

              (ii) Treatment of Other Taxes for Overlap Tax Periods. Any Other Taxes with respect to either Company that relate to a Tax period beginning before the Effective Date and ending after the Effective Date (an "OVERLAP TAX PERIOD") shall be apportioned between the portion of such Overlap Tax Period from the beginning thereof until the day prior to the Effective Date (the "SELLER'S OVERLAP PORTION") and the portion of such Overlap Tax Period from and including the Effective Date until the end of such Overlap Tax Period as determined from the books and records of such Company based on accounting methods, elections and conventions applied consistently with prior periods. The Buyer or the Companies shall prepare and file (or cause to be prepared and filed) all Other Tax Returns for any Overlap Tax Period (it being understood that such obligation does not apply to state income Tax Returns for the Pre-Closing Date Tax Period, as provided in paragraph (ii) of this Section 5(k)) and shall pay, or cause to be paid, when due any Other Taxes shown as due on any such Other Tax Returns. Each such Other Tax Return shall be submitted to the Seller at least fifteen (15) days prior to the due date (including any extension thereof) for filing such Other Tax Return accompanied by a notice setting forth in reasonable detail the calculations regarding the Seller's share of Other Taxes as due on such Other Tax Return (calculated as described in this Section 5(k)(ii)), and the Seller shall have the right to review such Other Tax Return and the relevant books and records of such Company. The Seller shall notify the Buyer of any objections that the Seller may have to any items set forth in such Other Tax Return and to the Buyer's calculations regarding the Seller's share of such Other Taxes, and the Seller and Buyer agree to consult and resolve in good faith any such objection and to mutually consent to the filing of such Other Tax Returns. The Buyer or the relevant Company (as the case may be) shall make any changes in such proposed Other Tax Return that are reasonably requested by the Seller not less than five (5) days prior to the due date (including extensions) for filing such Other Tax Return. If any amount of the Seller's Overlap Portion of any Other Taxes due pursuant to the filing of any such Other Tax Returns shall not have been accrued or otherwise disclosed as a current liability on the Reviewed Audited Balance Sheet or the schedule of liabilities attached thereto or shall not have been paid by the Companies prior to the Effective

Date, such non-accrual, non-disclosure or non-payment (as the case may be) shall constitute an inaccuracy in the representation and warranty set forth in the third sentence of Section 4(c)(i). The Buyer shall pay to the Seller, at the time it delivers the notice described in this Section 5(k)(ii) (or such other time as is mutually agreed by the Parties), the amount, if any, by which the Seller's share of Other Taxes for Overlap Tax Periods is less than the amounts already paid by the Seller or the Companies on or before the Closing Date or accrued or otherwise disclosed as a liability for such Overlap Tax Period on the Reviewed Audited Balance Sheet or the schedule of liabilities attached thereto.

         (iii) Cooperation. After the Closing, the Contract Parties shall cooperate fully, as and to the extent reasonably requested by either Party, in connection with the filing of income Tax Returns pursuant to this Section 5(k), and any audit, litigation or other proceeding with respect to income Taxes. Such cooperation shall include the retention and (upon either Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

        (iv) Certain Limitations. Notwithstanding anything in this Agreement to the contrary (except for the provisions of Section 9):

                  (A) The Seller shall have no Liability with respect to any Taxes of the Companies attributable to (1) any Tax period (or portion of any Tax period, including any Overlap Tax Period) beginning on or after the Effective Date, (2) operations of either or both of the Companies after the Effective Date, or (3) actions taken or elections made by the Buyer or the Companies after the Closing; provided, however, that the Seller shall pay or cause to be paid the Federal Income Taxes shown as payable on the Pre-Closing Period Consolidated Return subject to compliance by the Buyer and the Companies with the terms of this Section 5(k) and Section 5(t).

                  (B) The Buyer shall have the right to seek recovery with respect to Taxes attributable to the Companies for any Tax period (or portion thereof) prior to the Effective Date only (x) under the R&W Insurance as provided herein, to the extent that such Taxes are Other Taxes, (y) as provided in Section 7, to the extent that such Taxes are Federal Income Taxes, and (z) only to the extent that the aggregate amount of the Taxes referred to in clauses (x) and (y) for such Tax period (or portion thereof) exceeds the aggregate of (i) amounts already paid by the Seller or the Companies on or before the Closing Date in respect of such Taxes for such Tax period (or portion thereof) and (ii) amounts accrued or otherwise disclosed as a liability for such Taxes on the Reviewed Audited Balance Sheet or the schedule of liabilities attached thereto.

                  (C) Without limiting any requirements or conditions that apply to recovery under the R&W Insurance with respect to Other Taxes, the Buyer shall give prompt written notice to the Seller of the commencement of any audit, administrative appeal, litigation or other contest relating to Federal Income Taxes (a "TAX CONTEST") that results in or may result in a Liability for which the Seller may be liable under this Agreement, including in respect of Pre-Effective Date Tax Periods and the Pre-Closing Date Tax Period. The Seller shall be entitled at any time to conduct, control and settle ("AUDIT CONTROL") any Tax Contest, with respect to Pre-Effective Date Tax Periods or the Pre-Closing Date Tax Period and the Buyer shall cause the relevant Company to execute any powers of attorney necessary in order to allow the Seller to exercise Audit Control and to cooperate fully in the conduct of the Tax Contest. The Party with Audit control over a Tax Contest shall keep the other Party reasonably informed as to the progress of such Tax Contest and shall permit the other Party to participate (without control of) in such Tax Contest with counsel selected by such other Party. The Party with Audit control over a Tax Contest shall not be responsible for any fees of counsel to the other Party with respect to a Tax Contest but shall keep the other Party reasonably informed as to the progress of any Tax Contest and shall not enter into any settlement or other disposition of such Tax Contest that may result in any Liability of, or claim of Liability against, the other Party or its Affiliates prior to receiving the express written consent of the other Party.

                  (D) If the liability of either Company for Federal Income Taxes is increased for a Pre-Effective Date Tax Period, and either Company or any Affiliate thereof receives or realizes a correlative reduction in a subsequent Tax period or partial Tax period (whether before or after Effective Date) which reduces the Companies' liability for Taxes (or results in a refund or credit of Taxes) for such subsequent period or partial period, the Seller shall be entitled to
         (y) receive from the Buyer (or the Buyer shall otherwise cause to be paid to the Seller) the amount of any such reduction, refund or credit (together with any interest paid or payable thereon) as and when received or realized by such Company or Affiliate, or (z) offset the amount of any such reduction, refund or credit so received or realized by such Company or Affiliate against any indemnification liability of the Seller existing at or arising after the time that such reduction, refund or credit is so received or realized. The Buyer and/or each of the Companies (as applicable) shall claim and diligently pursue, at their own expense, any such reduction, refund or credit to which it is entitled; provided, however, that, subject to the immediately succeeding sentence, the Buyer and the Companies shall have no obligation to claim or pursue any such reduction, refund or credit if the Buyer receives (and provides to the Seller a copy of) a written opinion of the Buyer's Auditors to the effect that none of the Buyer, the Companies nor any Affiliate of the foregoing is entitled to such reduction, refund or credit (a "NONENTITLEMENT OPINION"). Notwithstanding the immediately preceding sentence, the Buyer and/or each Company (as applicable) shall claim and diligently pursue any such reduction, refund or credit if requested to do so by the Seller, but if the Buyer receives a Nonentitlement Opinion with respect thereto and provides a copy thereof to the Seller, then the Seller shall reimburse the Buyer and the Companies on a current basis for the reasonably documented out-of-pocket costs incurred by them to third parties following the Seller's receipt of such Nonentitlement Opinion in claiming and pursuing such reduction, refund or credit, until such time (if any) as the Seller revokes in writing its request that such reduction, refund or credit be claimed and pursued; provided, however, that if such reduction, refund or credit is received or realized by either of the Companies or any of its Affiliates, then the Buyer and/or the Companies (as the case may be) shall so notify the Seller and shall, within fifteen (15) days following such receipt or realization, repay to the Seller any amounts previously reimbursed by the Seller pursuant to this sentence.

              (v) Tax Allocation Agreement. At or prior to the Closing, the Seller shall enter into, and shall cause the Companies and each of the Other Affiliates to be included in the Consolidated Tax Return for the Tax period ended on December 31, 1999 and/or the Pre-Closing Period Consolidated Return to enter into, a Tax Allocation Agreement substantially in the form of Exhibit B (the "TAX ALLOCATION AGREEMENT"). The execution and delivery of the Tax Allocation Agreement by the parties thereto shall not constitute a breach of any representation, warranty, covenant or obligation of the Seller hereunder, including under Section 4(j) or Section 5(b).

              (vi) Transfer Taxes Relating to Purchase of Shares. Except as provided in the immediately succeeding sentence, the Buyer shall pay or cause to be paid (and shall indemnify and reimburse the Seller for any amounts incurred by it with respect to) all stock transfer, documentary, sales, use, registration, stamp, value added or other similar Taxes payable by reason of the transactions contemplated by this Agreement or attributable to the sale, transfer or delivery of the Shares hereunder, and the Buyer shall file or cause to be filed all necessary Tax Returns and other documentation with respect to all such Taxes. Any New York State real property transfer taxes payable by reason of the transactions contemplated by this Agreement shall be paid by the Seller; provided, however, that the Buyer shall directly pay all costs and expenses relating to any appraisal that is necessary or appropriate in connection with such real property transfer taxes.

(l)      BOOKS AND RECORDS.

              (i)The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books, records, agreements and financial data of or relating to each Company; provided, however, that the Seller may retain such copies of the foregoing as it may deem necessary or appropriate to comply with applicable Tax and other Laws; provided, further, that the Seller may retain any documents, books, records, agreements and financial data generated by or belonging to the Seller or Other Affiliates that include information relating to the Companies as well as information unrelated to the Companies but will, to the extent reasonably practicable without undue burden or expense, make available to the Buyer copies of those portions of such documents, books, records, agreements and financial data which contain information relating exclusively to the Companies that is material to the business or operations of the Companies after the Closing.

              (ii) The Companies shall retain and maintain all books, records and other documents pertaining to the Companies and their assets, liabilities, financial condition, business and operations to the extent pertaining to periods beginning or events occurring prior to the Closing Date (including all Tax and accounting records and information, Tax Returns, work papers, correspondence with Governmental Bodies and accountants and other documents with respect to Tax and accounting matters relating to any period beginning before the Effective
Date) and make the same available to the Seller and its agents and representatives, upon reasonable request and reasonable advance notice during normal business hours, for inspection, review and copying at the Seller's sole expense. For a period of seven (7) years following the Closing Date, the Buyer and each of the Companies shall not transfer, destroy, alter or dispose of any such books, records and documents maintained by them without giving the Seller reasonable prior notice thereof and the opportunity to take possession of any or all of such books, records and documents which the Buyer or either Company intends to transfer, destroy, alter or dispose of. The foregoing provisions of this Section 5(l)(ii) shall not prevent the Buyer from transferring to any third-party transferee of all or substantially all of the capital stock or assets of either Company any such books, records and documents relating to such Company, and the Buyer shall have no further obligation hereunder in respect of any such books, records and documents so transferred; provided, however, that the foregoing provisions of this Section 5(l)(ii) shall continue to be binding on the Buyer with respect to any books, records and documents of the Buyer or in the Buyer's possession relating to such Company that are not so transferred by the Buyer to such third-party transferee; provided, further, that the Buyer shall make it a condition of any such transfer of capital stock or assets of either Company during the aforesaid seven (7) year period that the transferee agree in writing, in a manner directly enforceable by the Seller and in form and substance reasonably satisfactory to the Seller, to maintain and retain books, records and other documents relating to such Company and provide access thereto for Seller, in the aforesaid manner, and any purported transfer in violation of the foregoing restriction shall be null and void and of no force or effect.

              (iii) Any documents, books, records, agreements or financial data of or relating to each Company retained by the Seller or provided by the Buyer to the Seller subsequent to the Closing shall be deemed to be confidential ("BUYER'S CONFIDENTIAL INFORMATION"), and, after the Closing Date, the Seller will (y) treat and hold as confidential all Buyer's Confidential Information, and (z) refrain from using any of the Buyer's Confidential Information except in connection with this Agreement or as an employee of the Seller or any Other Affiliates or as required by law. In the event that the Seller is requested or required (by oral question or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar legal proceeding) to disclose any Buyer's Confidential Information, the Seller will notify Buyer promptly of the request or requirement and shall reasonably cooperate with the Buyer at the Buyer's request and expense in any reasonable and appropriate efforts taken by the Buyer to prevent or limit such disclosure. Buyer's Confidential Information shall not include any information that has become generally known to or available for use by the public or any information also provided to the Seller or any of the Other Affiliates by a third party that is not known to the Seller or such other Affiliate to have provided such information in violation of any confidentiality obligation to the Buyer or either Company.

              (m) NO SOLICITATION OF EMPLOYEES. If this Agreement is terminated, the Buyer will not, for a period of two (2) years thereafter, directly or indirectly propose, solicit, encourage, entice or seek to induce any person who is an employee of the Seller or either Company as of the date hereof, or at any time hereafter that precedes such termination, to terminate his or her employment with the Seller or such Company. If the Closing occurs, the Seller will not, for a period of two (2) years thereafter, directly or indirectly propose, solicit, encourage, entice or seek to induce any person who is an employee of either Company as of the date hereof, or at any time hereafter that precedes the Closing, to terminate his or her employment with such Company.

              (n) EMPLOYEE BENEFIT PLANS. The following provisions shall apply with respect to the specific benefits referred to below:

                           (i) PENSION BENEFITS.

                           (A) On or prior to the Closing Date, the Buyer shall
                  establish or designate or cause to be established or designated one or more defined contribution retirement plan or plans of the Buyer, an Affiliate of the Buyer or each of the Companies qualified under section 401(a) of the Code and containing an arrangement meeting the requirements of section 401(k) of the Code (collectively, the "COMPANIES' 401(K) PLAN"), and, upon receipt of evidence reasonably satisfactory to the Seller that the Companies' 401(k) Plan is qualified under section 401(a) of the Code and meets the requirements of section 401(k) of the Code, the Seller shall cause to be transferred to the Companies' 401(k) Plan all of the assets and liabilities pertaining to all current employees of the Companies as of the Closing Date (including any part-time employees and employees on temporary leaves of absence (including disability leaves) or lay-offs who are entitled to coverage under the relevant plan as of the Closing Date) (collectively, "CURRENT EMPLOYEES" and each, a "CURRENT EMPLOYEE") from the Zemex Corporation 401(k) Retirement Savings Plan (the "SELLER'S 401(k) PLAN"). Assets and liabilities relating to persons who were former employees of the Companies as of the Closing Date shall be retained in the Seller's 401(k) Plan or assigned to other Employee Benefit Plans of the Seller or the Other Affiliates. Effective as of the Closing Date, the Buyer or one or more of the Companies or the direct or indirect owner(s) thereof shall assume sponsorship of the Companies' 401(k) Plan, and the Seller shall have no obligation or liability in respect of such sponsorship. With respect to notes evidencing plan loans, the Seller's 401(k) Plan shall assign such notes to the Companies' 401(k) Plan. The interests transferred to the Companies' 401(k) Plan shall be fully vested.

                           (B) On or prior to the Closing Date, the Buyer shall
                  establish or designate or cause to be established or designated one or more defined benefit pension plan or plans of the Buyer, an Affiliate of the Buyer or each of the Companies qualified under section 401(a) of the Code (collectively, the "COMPANIES' DB PLAN") and a trust in accordance with the Companies' DB Plan (the "COMPANIES' DB Trust"). Upon receipt of evidence reasonably satisfactory to the Seller that the Companies' DB Plan is qualified under section 401(a) of the Code, the Seller shall cause the Seller's DB Plan and the trust established pursuant thereto (the "SELLER'S DB TRUST") to transfer to the Companies' DB Plan and the Companies' DB Trust all of the Liabilities of the Seller's DB Plan attributable to the accrued benefits of the Current Employees under the Seller's DB Plan as of the Closing Date, subject to the transfer of assets from the Seller's DB Trust to the Companies' DB Trust in accordance with the terms of this paragraph (B). Assets and liabilities relating to persons who were former employees of the Companies as of the Closing Date shall be retained in the Seller's DB Plan or assigned to other Employee Benefit Plans of the Seller or the Other Affiliates. The Companies' DB Plan shall provide to each of the Current Employees all of his or her benefits accrued under the Seller's DB Plan as of the Closing Date. The accrued benefits required to be provided to the Current Employees under the Companies' DB Plan shall be determined under the terms of the Seller's DB Plan as in effect immediately prior to the Closing Date (provided that no improvements thereto shall be made after the date hereof that affect Current Employees without the prior consent of the Buyer), including the terms of the early retirement benefits, retirement type subsidies, optional forms of benefit and all other protected benefits described in Section 204(g) of ERISA, section 411(d)(6) of the Code and Treasury Regulation Section 1.411(d)-4. The Buyer and the Companies shall reasonably cooperate to effectuate the foregoing. Prior to the Closing Date, the Seller shall designate the date (the "ASSET TRANSFER DATE") on which assets of the Seller's DB Trust shall be transferred to the Companies' DB Trust in connection with the transfer of Liabilities provided for above, and shall notify the Buyer thereof. The Asset Transfer Date shall be no later than one (1) year following the Closing Date. Not less than thirty (30) days before the Asset Transfer Date, PriceWaterhouseCoopers LLP, or such other Person then serving as the enrolled actuary for the Seller's DB Plan, shall calculate the amount of assets to be transferred from the Seller's DB Trust to the Companies' DB Trust (the "ASSET TRANSFER AMOUNT"), which shall equal the sum of (y) the amount that would have been sufficient to satisfy the requirements of sections 401(a)(12) and 414(l) of the Code, Treasury Regulation Section 1.414(l)-l and Section 208 of ERISA as of the Closing Date with respect to the transfer of the Liabilities of the Seller's DB Plan attributable to the accrued benefits of the Current Employees as of the Closing Date (using a discount rate of seven and three-fourths percent (7.75%) and otherwise all applicable assumptions, methods and procedures specified in the then most recent actuarial report for the Seller's DB Plan) and (z) the Seller's DB Plan Surplus Amount. On the Asset Transfer Date, the Seller shall cause the Seller's DB Trust to transfer to the Companies' DB Trust, and the Buyer shall cause the Companies' DB Trust to accept from the Seller's DB Trust, assets in the form of cash (or such other form as may be agreed by the Seller and the Buyer) in an amount equal to the Asset Transfer Amount, plus interest from the Closing Date to the Asset Transfer Date, less benefits paid to the Current Employees by the Seller's DB Plan on or after the Closing Date with interest (such interest to be determined using an interest rate of seven and three-fourths percent (7.75%)). In no event shall any transfers take place which are not in accordance with sections 401(a)(12) and 414(l) of the Code.

                           (ii) WELFARE BENEFITS. Effective as of the Closing
                  Date, each Company shall establish or designate a plan or plans, or continue its existing plan or plans (as the case may be) to provide HMO coverage, flexible spending accounts, long-term disability, life insurance, flexible spending accounts and accidental death and dismemberment insurance (but not retiree medical or life insurance) and a plan or plans to provide medical, dental and prescription drug benefits provided by the Seller or such Company (as the case may be) for Current Employees and their covered dependents immediately prior to the Closing Date (collectively, the "COMPANIES' WELFARE BENEFIT PLANS"). The Companies' Welfare Benefit Plans may provide benefits similar to or different from the benefits provided under the Employee Welfare Benefit Plans provided to Current Employees and their covered dependents by the Seller or the Companies as of the day prior to the Closing Date (the "SELLER'S WELFARE BENEFIT PLANS"). Any of the Companies' Welfare Benefit Plans that were not Seller's Welfare Benefit Plans shall waive any waiting period and any exclusions, restrictions and limitations for pre-existing conditions with respect to the Current Employees and their covered dependents. All flexible spending accounts, medical, dental, prescription drug and other welfare benefits claims by Current Employees and their covered dependents under: (y) the Companies' Welfare Benefit Plans that were Seller's Welfare Benefit Plans, to the extent that such claims are incurred on or after the Closing Date (whether or not actually filed prior to such date), and
                  (z) the Companies' Welfare Benefit Plans that were not Seller's Welfare Benefit Plans, shall in each case be the responsibility of the Companies or the Buyer or its other Affiliates, and the Seller and the Other Affiliates shall have no liability or obligation in respect of any such claims.

                           (iii) BACK-SERVICE CREDIT. Service of each Current
                  Employee shall be recognized by the Buyer's pension plans (to the extent that such plans cover Current Employees), the Companies' 401(k) Plan and the Companies' Welfare Benefit Plans for all purposes, including vesting, benefit accrual, eligibility for benefits, level of benefits and optional forms of payment. In addition, the Companies' Welfare Benefit Plans shall grant credit to the Current Employees and their covered dependents for payments made by such individuals toward out-of-pocket maximums, co-payments and deductibles for the year in which the Closing Date occurs.

                           (iv) ACCRUAL OF BENEFITS UNDER SELLER'S AND
                  COMPANIES' PENSION PLANS. Effective as of the Closing Date or as otherwise provided pursuant to the applicable plan, Current Employees shall cease to accrue benefits under the Seller's 401(k) Plan. Service with the Companies, the Buyer or any of the Buyer's other Affiliates after the Closing Date shall not be counted under the Seller's 401(k) Plan for any purpose, including benefit accrual. The Seller shall cause the Seller's 401(k) Plan to vest fully all Current Employees in their benefits under such plan, determined as of the Closing Date. The Current Employees of each Company shall be fully vested in their benefits accrued as of the Closing Date under each of the Employee Pension Benefit Plans maintained by such Company.

                           (v) DISABILITY/WORKERS' COMPENSATION. Each Company
                  and its plans shall have responsibility for all unpaid workers' compensation, short-term disability and long-term disability claims made by a Current Employee, whether before or after the Closing Date. With respect to any Current Employee on short-term disability on the Closing Date, each Company shall, at its expense, continue short-term disability coverage on substantially similar terms to those in effect immediately prior to the Closing.

                           (vi) RETIREE PROGRAMS. Each Company or the direct or
                  indirect owner thereof shall provide retiree life insurance, retiree medical and retiree dental benefits to (i) all former employees of such Company who retired prior to the Closing Date and who were covered under retiree health programs of the Seller or its Affiliates (the "RETIREE PROGRAMS") as of the Closing Date, and to their covered dependents and (ii) all employees of such Company who were 50 years of age and older and who had not yet retired as of the Closing Date but who had met the service requirement for coverage under the Retiree Programs as of such date and to their covered dependents. Each Company or the direct or indirect owner thereof shall provide to such persons retiree life insurance, retiree medical and retiree dental benefits reasonably similar to the benefits they were entitled to immediately prior to the Closing Date.

                           (vii) COBRA COVERAGE. From and after the Closing
                  Date, each Company shall be responsible for any legally mandated continuation of health care coverage for Current Employees and former employees of the Companies and/or their dependents who have a loss of health care coverage due to a qualifying event prior to, on or after the Closing Date. Without limiting the foregoing, compliance with the Comprehensive Omnibus Budget Reconciliation Act of 1985, as amended, in respect of any Current Employee or former employee of the Companies eligible for coverage thereunder on or after the Closing Date, and all costs or expenses associated therewith, shall be the responsibility of the Companies; it being understood that, from and after the Closing Date, such coverage shall be provided under plans, policies and arrangements of the Companies and/or the direct or indirect owners thereof and not under plans, policies and arrangements of the Seller and the Other Affiliates.

                           (viii) VACATION PAY. Each Company will be responsible
                  for vacation pay on and after the Closing Date with respect to all periods of service (whether prior to or after the Closing
                  Date) of all Current Employees who remain employees of such Company.

                           (ix) RELEASE OF SELLER AND OTHER AFFILIATES. As of
                  the Closing Date, the Seller, the Other Affiliates and the Employee Benefit Plans sponsored by them shall be released from and relieved of all Liabilities with respect to Employee Benefit Plans for which the Companies and/or their direct or indirect owners have responsibility following the Closing pursuant to the terms of this Section 5(n) or applicable Laws. The Buyer and each Company shall, and the Buyer shall cause any other direct or indirect owner of each Company to, execute and deliver to the Seller such instruments, and take such other actions, as the Seller may reasonably request to effectuate or evidence such releases. The Buyer shall indemnify the Seller and the Other Affiliates in respect of such Liabilities in accordance with the terms of Section 7.

                           (x) ZEMEX STOCK PURCHASE PLAN. After the Closing
                  Date, the Seller and the Companies shall continue to implement and administer the stock purchases made on behalf of employees of the Companies prior to the Closing Date, but not vested as of the Closing Date, under the Zemex Corporation Employee Stock Purchase Plan (the "ZEMEX STOCK PURCHASE PLAN") in accordance with the terms of such plan and in a manner consistent with past practice (including the practices described on Annex IX), until such time as all such stock purchases have fully vested in accordance with the terms of such plan.

              (o) DIRECTOR AND OFFICER LIABILITY AND INDEMNIFICATION. Unless expressly required to do so by applicable law, neither Company shall, nor shall the Buyer cause or permit either Company to, amend, repeal or modify any provision in such Company's organizational documents relating to the exculpation or indemnification of former directors, officers, employees or agents in any manner that would be less favorable to such former directors, officers, employees or agents than the provisions of such organizational documents as in effect immediately prior to the Closing, it being the intent of the Contract Parties that, after the Closing, those persons who served as the directors, officers, employees and agents of the Companies prior to the Closing shall continue to be entitled to such exculpation and indemnification to the fullest extent permitted under applicable law on terms at least as favorable to them as those provided in the organizational documents of the Companies as in effect immediately prior to the Closing. The foregoing provisions of this Section 5(o) shall be binding on the Buyer as to each Company only during such time as such Company is an Affiliate of the Buyer; provided, however, that the Buyer shall make it a condition of any transfer of capital stock or assets of either Company that the transferee agree in writing, in a manner directly enforceable by the Seller and in form and substance reasonably satisfactory to the Seller, to cause such Company to comply with the foregoing terms of this Section 5(o), and any purported transfer in violation of the foregoing restriction shall be null and void and of no force or effect.

                  (p) INSURANCE.

                           (i) The Seller agrees to cooperate and to cause the
                  Other Affiliates to cooperate with the Buyer and the Companies after the Closing in submitting claims ("INSURANCE CLAIMS") on behalf of the Buyer or the Companies under the insurance policies of the Seller or the Other Affiliates listed on Annex VI "SELLER'S INSURANCE POLICIES") for Business
                  Liabilities constituting covered losses relating to or arising out of occurrences prior to the Closing. Any insurance proceeds awarded or other amounts paid in respect of such Insurance Claims to the Seller shall be remitted to the Buyer, after deduction of any amounts due to the Seller and the Other Affiliates pursuant to this paragraph. The Buyer agrees to reimburse, indemnify and hold harmless the Seller and the Other Affiliates from all liabilities, costs and expenses of any nature (including present, retrospective or future premiums, self-insured retention amounts, deductibles, legal and administrative costs, costs of investigation and attorneys' fees (whether or not incurred by the

         Seller or any Other Affiliate in connection with any action, suit, proceeding or claim against the Buyer hereunder), overhead and costs of compliance under the Seller's Insurance Policies) incurred by the Seller or such Other Affiliates as a result of Insurance Claims under Seller's Insurance Policies pursuant to this paragraph.

            (ii) The Buyer agrees to cooperate and to cause the Companies to cooperate with the Seller and the Other Affiliates after the Closing in submitting, processing and prosecuting Insurance Claims made on, prior to or after the date hereof by or on behalf of the Seller or any Other Affiliate with respect to Business Liabilities constituting covered losses relating to or arising out of occurrences prior to the Effective Date. Any insurance proceeds awarded or other amounts paid to the Seller or any Other Affiliates in respect of such Insurance Claims shall be retained by them, and any such proceeds or amounts paid to either of the Companies, the Buyer or any of its Affiliates will promptly be remitted to the Seller, after deduction of any amounts due to the Buyer pursuant to this paragraph. The Seller agrees to reimburse the Buyer for any overhead, legal and administrative costs (e.g., time of officers and employees of the Companies spent in preparing and prosecuting Insurance Claims at the Seller's request, charged at reasonable hourly rates) and out-of-pocket costs and expenses incurred by the Companies or the Buyer as a result of Insurance Claims under Seller's Insurance Policies pursuant to this paragraph. Notwithstanding anything to the contrary set forth in this paragraph (ii) or in paragraph (i) above, terms of Annex VII shall govern the Insurance Claims described in said Annex.

            (iii) The Seller and the Other Affiliates shall have no responsibility for obtaining, or for maintaining after the Closing, any insurance coverage in respect of Business Liabilities, whether relating to or arising out of occurrences prior to, at or subsequent to the Closing, nor any responsibility for otherwise bearing any such Business Liability except to such extent as may be expressly provided by the provisions of this Agreement other than this Section 5(p), and nothing herein shall create any obligation on the part of the Seller to provide any insurance coverage for any loss, liability, lien, damage or expense of the Buyer or the Companies; provided, however, that the Seller shall not take any actions to terminate or limit such coverage as the Companies may have under the Seller's Insurance Policies for Business Liabilities relating to or arising out of occurrences prior to the Closing (it being agreed, however, that the Seller shall have the right (and intends to) to delete the Companies from coverage under the Seller's Insurance Policies, effective as of the Closing Date, for Business Liabilities relating to or arising out of occurrences on and after the Closing Date). Notwithstanding any of the provisions of this Section 5(p), neither the Buyer nor any of its Affiliates, successors or assigns (including the Companies following the Closing) shall have any right to make any claim directly against the Seller or any Other Affiliate, except as otherwise expressly set forth in this Agreement.

            (iv) Prior to the Closing Date (or the earlier termination of this Agreement in accordance with the terms hereof), the Seller shall not voluntarily (y) terminate any of the Seller's Insurance Policies set forth in Annex V or (z) modify in any Material respect the terms or conditions thereof as set forth in the copies thereof that have been provided to the Buyer on or prior to the date hereof.

      (q) FURTHER ASSURANCES AFTER THE CLOSING. At any time and from time to time after the Closing, each of the Contract Parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other Contract Party reasonably may request as necessary or desirable to evidence or effectuate the transactions contemplated by this Agreement or otherwise to carry out the purposes of this Agreement, all at the sole cost and expense of the requesting Contract Party (except to the extent that the Contract Party taking such action is required to do so at its own cost and expense, or is otherwise made responsible for such cost and expense, by the express terms of any other provision of this Agreement).

      (r) SECTION 338(H)(10) ELECTION. At the Buyer's request, and subject to the Buyer's compliance with Section 5(t), the Seller will join with the Buyer in making an election under section 338(h)(10) of the Code (and any corresponding election under state, local or foreign tax law) with respect to the purchase and sale of the Shares of either or both (as the Buyer may request) of the Companies (the "SECTION 338(h)(10) ELECTION").

      (s) INSURANCE FOR REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 4. The Parties will take such steps as are reasonably necessary to procure for the benefit of the Buyer, effective as of the Closing Date, insurance coverage with respect to the representations and warranties of the Seller set forth in Section 4(a) (ownership of the Shares), Section 4(b) (absence of undisclosed liabilities), Section 4(c) (tax matters), Section 4(d) (certain assets), Section 4(e) (contracts), Section 4(f) (employee and labor matters), Section 4(g) (employee benefits), Section 4(i) (legal compliance) and Section 4(j) (operation of the Companies during Pre-Closing Period) (the "R&W INSURANCE") and, separately, insurance coverage with respect to the representations and warranties of the Seller set forth in Section 4(h) (the "ENVIRONMENTAL INSURANCE"); provided, that the R&W Insurance and the Environmental Insurance is available on the terms and conditions described in this Section 5(s) and such other terms and conditions as are mutually acceptable to each of the Buyer and the Seller (collectively, the "TRANSACTION INSURANCE"). The representations and warranties set forth in Section 4 are referred to herein collectively as the "INSURED REPRESENTATIONS AND WARRANTIES" and each individually as an "INSURED REPRESENTATION AND WARRANTY." The Transaction

Insurance shall be purchased from one or more of the insurers referred to on Annex VI or such other insurer(s) as are mutually acceptable to each of the Buyer and the Seller. The R&W Insurance shall (i) have a term of eighteen (18) months from the Closing Date (provided, however, that coverage in respect of the representations and warranties set forth in Section 4(c) (tax matters) shall be for the period of the applicable statute of limitations for the tax matter at issue) but in no event more than six (6) years from the Closing Date; provided, further, that coverage in respect of the representations and warranties set forth in Section 4(j) (operation of the Companies during Pre-Closing Period) shall be limited to matters as to which notice of claim is delivered to the insurer(s) on or before May 31, 2000), (ii) provide coverage with an aggregate limit of Five Million United States Dollars (US$5,000,000), and (iii) be subject to a deductible/retention of One Hundred Thousand United States Dollars (US$100,000) per claim and an aggregate maximum deductible/retention of Two Hundred Fifty Thousand United States Dollars (US$250,000). The Environmental Insurance shall (x) have a term of five (5) years from the Closing Date, (y) provide coverage with an aggregate limit of Seven Million Five Hundred Thousand United States Dollars (US$7,500,000), and (z) be subject to a deductible/ retention of Two Hundred Fifty Thousand United States Dollars (US$250,000). The Seller shall prepay the insurance premiums for the Transaction Insurance coverage described above for the coverage periods set forth above, provided that such coverage is available on terms and conditions mutually acceptable to each of the Buyer and the Seller. Any and all deductible/retention amounts applicable to an insurance claim made under the Transaction Insurance shall be paid by and be the sole responsibility of the insured party making such insurance claim (or, if different, the insured party that is entitled pursuant to the terms of this Agreement to receive and retain any insurance proceeds recoverable in respect of such insurance claim). The Contract Party that is the primary or first named insured under any policy of Transaction Insurance shall perform all duties and administrative functions conferred upon of the primary or first named insured thereunder (including delivery of notices to and acting as agent for all insureds as provided in such policy) and shall not take any action (or fail to take any action) if such action (or failure) would, pursuant to the terms of such policy, cause or result in the cancellation or modification of the coverage under or the terms and conditions of such policy without the prior written consent of each other Contract Party that is an insured thereunder and whose coverage would be affected by such cancellation or modification; provided, however, that the Seller shall not be the primary or first named insured under any policy of Transaction Insurance. The Seller shall pay the premiums for the coverage under the Transaction Insurance as described above

      (t) EXTRA TAXES.

            (i) Any Extra Taxes (as defined below) shall be the responsibility of and be paid by the Buyer, and, notwithstanding any other allocation of Tax liabilities set forth in this Agreement, no Extra Taxes shall be borne by or be the responsibility of the Seller or any Other Affiliate. The Buyer shall indemnify and hold the Seller and each Other Affiliate harmless with respect to all Extra Taxes incurred or paid by the Seller or such Other Affiliate (as the case may be). The Buyer also shall pay to the Seller and any Other Affiliate any and all additional sums as may be necessary to reimburse the Seller or such Other Affiliate for federal, state or local income taxes that the Seller or such Other Affiliate is required to pay with respect to any indemnification payments made by the Buyer pursuant to this Section 5(t) (together with payments required by this sentence) so that the Seller or such Other Affiliate, after taking into account Seller Group's Ordinary Taxes (as defined below) that are the obligation of the Seller and the Other Affiliates, is in the same after-tax position it would have been in had the transaction been structured in such a way that the Seller and the Other Affiliates would have been responsible only for Seller Group's Ordinary Taxes.

            (ii) "EXTRA TAXES" means all Federal Income Taxes, if any, payable by the Seller and/or the Other Affiliates in respect of the Pre-Closing Period in excess of the Seller Group's Ordinary Taxes. "SELLER GROUP'S ORDINARY TAXES" means all Federal Income Taxes that an Affiliated Group comprising the Seller and its Subsidiaries other than the Companies (the "SELLER GROUP") would have been required to pay for the Pre-Closing Period if the transactions contemplated by this Agreement had been consummated on the Effective Date, rather than on the Closing Date, as a sale and purchase of the Shares without any Section 338(h)(10) Election being made.

            (iii) The amount of any Extra Taxes shall be determined in the following manner: Following the Closing Date, the Seller's Auditors shall compute, and shall prepare reasonably detailed worksheets and other supporting documentation with respect to their computation of: (A) the Federal Income Tax liability that would be reported on a Consolidated Tax Return for the Pre-Closing Period that (y) includes the income, activities, transactions and operations of each member of the Affiliated Group that includes the Seller and its Subsidiaries (including the Companies) and (z) in all respects reflects, takes into account and assumes the consummation of the transactions contemplated by this Agreement on the Closing Date as a sale and purchase of the Shares with the Section 338(h)(10) Election being made (the "TRANSACTION TAX COMPUTATION"); and (B) the Federal Income Tax liability that would be reported on a Consolidated Tax Return for the Pre-Closing Period that (y) includes the income, activities, transactions and operations of each member of the Seller Group and (z) in all respects reflects, takes into account and assumes the consummation of the transactions contemplated by this Agreement as if it had occurred on the Effective Date, rather than on the Closing Date, as a sale and purchase of the Shares without any Section 338(h)(10) Election being made (the "SELLER GROUP'S ORDINARY TAX COMPUTATION"). The Seller shall deliver (or cause to be delivered) to the Buyer copies of the Transaction Tax Computation and the Seller Group's Ordinary Tax Computation promptly after the Seller's receipt thereof. Except as provided in paragraph (iv) below with respect to additional Extra Taxes, the amount (if any) by which the Federal Income Tax liability (before deduction of any estimated Tax payments or other pre-payments) set forth on the Transaction Tax Computation exceeds the Federal Income Tax liability (before deduction of any estimated Tax payments or other pre-payments) set forth on the Seller Group's Ordinary Tax Computation shall conclusively constitute the Extra Taxes, unless the Seller shall receive written notice from the Buyer within thirty (30) days after delivery to the Buyer of the Transaction Tax Computation and the Seller Group's Ordinary Tax Computation that the Buyer believes in good faith that the amount of Extra Taxes as so determined by the Seller's Auditors is incorrect. Such notice shall specify in reasonable detail all items that are being disputed and a summary of the reasons for such dispute and shall only be given by the Buyer in the event that such dispute relates to an alleged overstatement of Extra Taxes by more than US$5,000. At the request of either Party, such dispute shall be referred to the Disputes Auditor for decision, which decision shall (subject to paragraph (iv) below) be final and binding on, and non-appealable by, the Contract Parties, unless the Parties shall agree to a resolution of such dispute prior to the date on which the Disputes Auditor renders its decision, in which case the Parties shall so notify the Disputes Auditor in writing, and such agreement of the Parties shall (subject to paragraph
      (iv) below) be final and binding on, and non-appealable by, the Contract Parties. The Disputes Auditor shall be engaged jointly by the Parties and shall be directed by the Parties to issue a single written decision that covers and resolves all disputes relating to Extra Taxes that are referred to the Disputes Auditor and are not resolved by mutual agreement of the Parties prior to issuance of such written decision. Any fees payable to the Disputes Auditor in respect of the matters referred to in this Section 5(t) shall be paid by the Buyer.

            (iv) Extra Taxes in addition to those determined in accordance with paragraph (iii) above may arise if the Seller receives notification from a taxing authority as to a matter or matters that, if taken into account in the preparation of the Transaction Tax Computation or the Seller's Group Ordinary Return would have affected the computation of the Tax liability reported thereon (any such notification, a "TAX CLAIM"). The Seller shall be entitled to reimbursement from the Buyer of any additional Extra Taxes incurred as a result of such Tax Claim and to reimbursement from the Buyer for any reasonable expenses incurred in defending or otherwise addressing such Tax Claim. If the Seller intends to seek indemnity or reimbursement with respect thereto under this paragraph (iv), the Seller shall promptly notify the Buyer in writing of such Tax Claim. The extent to which the Tax Claim creates additional Extra Taxes shall be determined by the Seller's Auditors, subject to the resolution of any dispute raised in good faith by the Buyer (with respect to an alleged overstatement of additional Extra Taxes by more than US$5,000) in accordance with the procedure set forth in paragraph (iii) above (mutatis mutandis). The Buyer shall have fifteen
      (15) days after receipt of the determination of such additional Extra Taxes to undertake, through counsel of its own choosing and at its own expense, the defense of the Tax Claim (but in no event may the Buyer's determination of whether to undertake such defense be made less than five
      (5) days prior to the expiration of the period allotted by the taxing authority for asserting such defense). If the Buyer elects to undertake such defense, the Buyer shall ensure that the Buyer's counsel regularly informs the Seller or its counsel of the Buyer's intended course of defense prior to presentation of such defense to any taxing authority, and that the Seller or its counsel shall have the opportunity to be present at any meeting with a representative of any taxing authority, to participate in any telephone conversation and to review, prior to its dissemination, any correspondence with any taxing authority, and the Seller shall cooperate with it in connection therewith and the Seller may participate in such settlement or defense through counsel chosen by the Seller. Whether or not the Buyer shall have assumed the defense of a Tax Claim,
      (y) the Seller shall not admit any liability with respect to, or settle, compromise or discharge, such Tax Claim without the Buyer' prior written consent, and (z) no Contract Party shall, without the written consent of either Party, settle or compromise or consent to the entry of any judgment with respect to any action or Tax Claim if the effect thereof is to admit any criminal liability by, or to permit any injunctive relief or other order providing non-monetary relief to be entered against, such Party.

            (v) The obligations of the Parties under this Section 5(t) shall extend throughout any applicable Tax statute of limitations and shall not be subject to any limitations as to amount.

                     6. CONDITIONS TO OBLIGATIONS TO CLOSE.

      (a) CONDITIONS TO CLOSING OBLIGATION OF THE BUYER. The obligations of the Buyer to consummate the transactions to be performed by it in connection with the Closing are subject to the satisfaction, or the waiver by the Buyer in writing, of the following conditions:

            (i) the representations and warranties of the Seller set forth in
      Section 3(a) and in Section 4(a) (ownership of the Shares), Section 4(i) (legal compliance) and Section 4(j) (operation of Companies during Pre-Closing Period) shall be true and correct in all Material respects at and as of the Closing Date as if made at and as of the Closing Date; provided, however, that the condition set forth in this clause (i) shall be deemed to be satisfied if the aggregate amount of Loss incurred by the Companies in respect of any inaccuracies of such representations and warranties does not exceed One Hundred Thousand United States Dollars (US$100,000); provided, further, that the terms of the immediately preceding proviso shall not limit or restrict any rights that the Buyer may have to obtain any applicable Purchase Price Adjustments pursuant to the terms of Section 2.

            (ii) the Seller shall have performed and complied with in all material respects all the covenants and agreements required to be performed and complied with by it hereunder prior to or at the Closing, including the covenants and agreements of the Seller set forth in Section 5(b);

            (iii) the Seller shall have delivered to the Buyer a certificate of the Seller, dated the Closing Date, to the effect that each of the conditions specified in clauses (i) and (ii) above has been satisfied;

            (iv) the Seller shall have delivered to the Buyer a certified copy of the resolutions duly adopted by the Seller's board of directors authorizing the execution, delivery and performance of this Agreement;

            (v) all other material documents and instruments expressly required by the terms of this Agreement to be delivered by the Seller and/or the Companies to the Buyer at or prior to the Closing shall have been delivered;

            (vi) all material consents, approvals and authorizations of, and all material filings with and notifications to Governmental Bodies that are necessary on the part of the Seller, the Companies or the Buyer, or their respective Affiliates, for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall have been obtained or effected, and all applicable waiting periods, if any, including any extensions thereof, under any applicable law, statute, regulation or rule, including the HSR Act, if applicable (but subject to the terms of Section 5(f)), shall have expired or been terminated, as applicable;

            (vii) the Parties and the Companies shall have procured all other third-party consents necessary for the execution, delivery and performance of this Agreement by the Parties and the consummation by the Parties and the Companies of the transactions contemplated hereby (including any required notices and consents under the hydrogen agreement, electricity supply contracts and natural gas contract referred to in Annex I), except for any such consents to be obtained by the Seller or either of the Companies which, if not obtained, would not have a Material Adverse Effect;

            (viii) no Law shall have been enacted, and no Order shall be in effect against either Party, either Company, any Affiliate of the foregoing or any officer, director, member or principal of any of the foregoing, which restrains, prevents or prohibits the consummation of any of the transactions contemplated by this Agreement;

            (ix) the Buyer shall have received the written resignations of each director of each of the Companies, effective as of the Closing;

            (x) the Seller shall have delivered to the Buyer an opinion of Hogan & Hartson L.L.P., counsel to the Seller, addressed to the Buyer, with respect to incorporation and valid existence of the Seller and each of the Companies, due authorization, execution and delivery of this Agreement and the Escrow Agreement by the Seller, due issuance and record ownership of the Shares, regulatory approval (to the extent required by applicable
      Laws) of the Seller's entering into the transactions contemplated hereby and thereby, authorized capital structure of each of the Companies, and to the knowledge of such counsel: (y) nonviolation of (A) the Certificate of Incorporation and By-Laws of the Seller and the Companies, (B) the Delaware General Corporation Law, the New York Business Corporation Law or other New York statutory law that in the experience of such counsel is applicable to transactions of this type and (C) certain agreements to be specified in a schedule to such opinion; and (z) based upon review of such counsel's litigation docket, no pending litigation against the Seller, the Companies or their respective assets that, if determined adversely to the Seller or the Companies, could reasonably be expected to have a Material Adverse Effect on the Business of a Company or result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated hereby;

            (xi) the Seller shall have delivered to the Buyer fully executed instruments, in form and substance reasonably satisfactory to the Buyer, terminating the pledge agreements and guaranties entered into by the Companies to secure the indebtedness of the Seller and/or the Other Affiliates under the Seller's Secured Notes and the Seller's Credit Agreement, accompanied by fully executed UCC-3 termination statements providing for the termination of all UCC-1 financing statements filed and in effect as of the Closing Date with respect to the Security Interests granted by the Companies pursuant to such pledge agreements and guaranties;

            (xii) the Seller shall have delivered to the Buyer fully executed instruments, in form and substance reasonably satisfactory to the Buyer, terminating the Seller's pledge of the Shares granted by the Seller to secure the obligations of the Seller and/or the Other Affiliates under the Seller's Secured Notes and the Seller's Credit Agreement, accompanied by fully executed UCC-3 termination statements providing for the termination of all UCC-1 financing statements (if any) filed and in effect as of the Closing Date with respect to the Security Interests granted by the Companies pursuant to such pledge of the Shares;

            (xiii) the Seller shall have delivered to the Buyer an incumbency certificate with respect to the officer(s) of the Seller who have executed this Agreement and the Escrow Agreement on behalf of the Seller and the certificates and other documents to be executed and delivered by the Seller at the Closing;

            (xiv) the Seller shall have delivered to the Buyer an incumbency certificate of each Company with respect to the chief executive officer, chief financial officer and secretary of such Company and the persons serving as directors of each company immediately prior to the resignations contemplated by clause (ix) above;

            (xv) the Seller shall have delivered to the Buyer copies of the Certificate of Incorporation and By-Laws of each Company, certified by the Secretary or an Assistant Secretary of such Company as being true and complete copies of such documents as in effect on the Closing Date;

            (xvi) the Seller, each of the Companies and each of the Other Affiliates to be included in the Consolidated Tax Return for the Tax period ended December 31, 1999 and/or the Pre-Closing Period Consolidated Return shall have executed and delivered the Tax Allocation Agreement;

            (xvii) the Seller shall have delivered to the Buyer an estoppel certificate of the landlord of the Maryville, Tennessee facility, substantially in the form of Exhibit C;

            (xviii) the Seller and the Escrow Agent each shall have executed and delivered to the Buyer the Escrow Agreement;

            (xix) the Transaction Insurance on terms satisfactory to the Buyer shall have been obtained in accordance with Section 5(s) and the Seller shall have prepaid the premiums for the Transaction Insurance for the coverage periods set forth in Section 5(s);

            (xx) the Seller shall have delivered to the Buyer certificates of insurance evidencing that each of the Seller's Insurance Policies listed on Annex VI was in effect immediately prior to the Closing;

            (xxi) the Seller shall have delivered to the Buyer letters dated as of the Closing Date from all authorized signatories of all bank accounts of the Companies pursuant to which such persons resign as authorized signatories of such accounts and acknowledge that, effective as of the Closing Date, they have no further authority to draw funds or give instructions on behalf of the Companies in respect of such accounts;

            (xxii) no Order shall have been issued after the date hereof and prior to the Closing Date that by its terms permanently prohibits the Companies from conducting all or substantially all of the business operations presently conducted by them, and there shall not have occurred after the date hereof and prior to the Closing Date any incident, event, action or condition or combination of the foregoing that has caused (x) the cessation of all or substantially all of the operations of any one of the four facilities of the Companies permanently or for an indefinite period of time that is reasonably expected to exceed six (6) months, (y) any one of the four facilities of the Companies located in Niagara Falls, New York, St. Marys, Pennsylvania, Greenback, Tennessee and Maryville Tennessee to sustain a constructive total loss for insurance purposes, or
      (z) the Companies' title to any one or more of the three facilities located in Niagara Falls, New York, St. Marys, Pennsylvania and Greenback, Tennessee to be impaired in a manner that prevents the Company owning such title from all or substantially all of the use or occupancy of such facility in the manner that it is being used or occupied on the date hereof; and

            (xxiii) the Seller shall have delivered to the Buyer written evidence customary for such transactions or otherwise reasonably satisfactory to the Buyer that the items listed on Annex X have been discharged or terminated.

      (b) CONDITIONS TO CLOSING OBLIGATION OF THE SELLER. The obligations of the Seller to consummate the transactions to be performed by it in connection with the Closing are subject to the satisfaction, or the waiver by the Seller in writing, of the following conditions:

            (i) the representations and warranties of the Buyer set forth in
      Section 3(b) shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, provided, however, that the condition set forth in this clause (i) shall be deemed to be satisfied if the aggregate amount of Loss incurred by the Seller in respect of any inaccuracies of such representations and warranties does not exceed One Hundred Thousand United States Dollars (US$100,000); provided, further, that the terms of the immediately preceding proviso shall not limit or restrict any rights that the Seller may have to obtain any applicable Purchase Price Adjustments pursuant to the terms of Section 2.

            (ii) the Buyer shall have performed and complied with in all material respects all the covenants and agreements required to be performed and complied with by it hereunder prior to or at the Closing;

            (iii) the Buyer shall have delivered to the Seller a certificate of the Buyer, dated the Closing Date, to the effect that each of the conditions specified in clauses (i) and (ii) above has been satisfied;

            (iv) the Buyer shall have delivered to the Seller a certified copy of the resolutions duly adopted by the Buyer's board of directors authorizing the execution, delivery and performance of this Agreement;

            (v) all other material documents and instruments expressly required by the terms of this Agreement to be delivered by the Buyer to the Seller at or prior to the Closing shall have been delivered;

            (vi) all material consents, approvals and authorizations of, and all material filings with and notifications to Governmental Bodies that are necessary on the part of the Seller, the Companies or the Buyer, or their respective Affiliates, for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall have been obtained or effected, and all applicable waiting periods, if any, including any extensions thereof, under any applicable law, statute, regulation or rule, including the HSR Act, if applicable, shall have expired or been terminated, as applicable;

            (vii) the Parties and the Companies shall have procured all other third-party consents necessary for the execution, delivery and performance of this Agreement by the Parties and the consummation by the Parties and the Companies of the transactions contemplated hereby, except for any such consents to be obtained by the Companies which, if not obtained, would not have a Material Adverse Effect;

            (viii) no Law shall have been enacted, and no Order shall be in effect against either Party, either Company, any Affiliate of the foregoing or any officer, director, member or principal of any of the foregoing, which restrains, prevents or prohibits the consummation of any of the transactions contemplated by this Agreement;

            (ix) the Buyer shall have delivered to the Seller an incumbency certificate with respect to the officer(s) of the Buyer who have executed this Agreement and the Escrow Agreement on behalf of the Buyer and the certificates and other documents to be executed and delivered by the Buyer at the Closing;

            (x) the Buyer shall have delivered to the Seller an opinion of Foley & Lardner, counsel to the Buyer, addressed to the Seller, with respect to incorporation and valid existence of the Buyer, due authorization, execution and delivery of this Agreement and the Escrow Agreement by the Buyer and regulatory approval (to the extent required by applicable Laws) of the Buyer's entering into the transactions contemplated hereby and thereby and to the knowledge of such counsel: (y) nonviolation of (A) the Certificate of Incorporation and By-Laws of the Seller and the Companies,
      (B) the Delaware General Corporation Law, the New York Business Corporation Law or other New York statutory law that in the experience of such counsel is applicable to transactions of this type and (C) certain agreements to be specified in a schedule to such opinion; and (z) based upon review of such counsel's litigation docket, no pending litigation against the Buyer or its assets that, if determined adversely to the Buyer, could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated hereby;

            (xi) the Buyer and the Escrow Agent each shall have executed and delivered to the Seller the Escrow Agreement; and

            (xii) the Transaction Insurance on terms satisfactory to the Seller shall have been obtained in accordance with Section 5(s).

                         7. SURVIVAL; INDEMNIFICATION.

      (a) SURVIVAL. The representations and warranties of the Buyer set forth in
Section 3(b)(v) and Section 3(b)(vi) shall survive the Closing and continue in full force and effect for a period of eighteen (18) months after the Closing Date (the "SURVIVAL PERIOD"). The representations and warranties of the Seller set forth in Section 3(a) and the representations and warranties of the Buyer set forth in

Section 3(b)(i) through Section 3(b)(iv) and Section 3(b)(vii) shall not survive the Closing, and all rights and obligations of the Parties in respect thereof shall terminate upon the Closing. As provided in Section 9, the sole remedy that the Buyer shall have with respect to any of the representations and warranties of the Seller set forth in Section 4 shall be such rights as the Buyer may have under the Transaction Insurance pursuant to Section 5(s) and under the Seller's Insurance Policies pursuant to Section 5(p) with respect to the Insured Representations and Warranties for the periods of time after the Closing described in Section 5(s).

      (b) INDEMNIFICATION BY THE SELLER. Subject to the other provisions of this
Section 7 and to the provisions of Section 9, the Seller agrees to defend, indemnify and hold harmless the Buyer and its successors and assigns (individually, a "BUYER INDEMNITEE" and collectively, the "BUYER INDEMNITEES"), against and in respect of:

            (i) any and all losses, damages, deficiencies or liabilities caused by, resulting or arising from any failure by the Seller to perform or otherwise fulfill or comply with (A) if this Agreement is terminated, any covenant, undertaking, agreement or obligation required to be performed, fulfilled or complied with by the Seller prior to such termination, or (B) if the Closing occurs, any covenant, undertaking, agreement or obligation hereunder to be performed, fulfilled or otherwise complied with by the Seller after the Closing; provided, however, that that nothing in this clause (i) shall be construed to require the Seller to indemnify any Buyer Indemnitee with respect to (x) any matter constituting a breach of any representation or warranty of the Seller or (z) any matter referred to in
      Section 5(k);

            (ii) if the Closing occurs, any Tax liability incurred by the Buyer or either of the Companies (including liability under Treasury Regulation
      Section 1.1502-6) for (y) Federal Income Taxes in respect of the income, activities, transactions or operations of the Seller, the Companies and the Other Affiliates during Pre-Effective Date Tax Periods and (z) Federal Income Taxes in respect of the income, activities, transactions or operations of the Seller and the Other Affiliates payable in respect of the Pre-Closing Date Tax Period; provided, however, that the Seller's obligations set forth in this paragraph (ii) shall be subject to the limitations set forth in Section 5(t) and shall only apply to such liabilities of the Buyer or the Companies referred to in this paragraph
      (ii) as are not otherwise paid, reimbursed or indemnified by the Seller or any Other Affiliate(s) pursuant to the terms of the Tax Allocation Agreement; and

            (iii) any and all actions, suits, proceedings claims, liabilities, demands, assessments, judgments, awards, costs and expenses, including reasonable attorneys' fees (whether or not incurred by a Buyer Indemnitee in connection with any action, suit, proceeding or claim against the Seller hereunder), incident to any of the foregoing or to the Seller's indemnification obligations under this Section 7.

      (c) INDEMNIFICATION BY THE BUYER. Subject to the other provisions of this
Section 7, the Buyer agrees to defend, indemnify and hold harmless the Seller, the Other Affiliates and their respective successors and assigns (individually, a "SELLER INDEMNITEE" and collectively, the "SELLER INDEMNITEES"), against and in respect of:

            (i) any and all losses, damages, deficiencies or liabilities caused by, resulting or arising from any failure by the Buyer to perform or otherwise fulfill or comply with (A) if this Agreement is terminated, any covenant, undertaking, agreement or obligation required to be performed, fulfilled or complied with by the Buyer prior to such termination, or (B) if the Closing occurs, any covenant, undertaking, agreement or obligation hereunder to be performed, fulfilled or otherwise complied with by the Buyer after the Closing;

            (ii) any breach of any of the representations and warranties of the Buyer set forth in Section 3(b)(v) and Section 3(b)(vi);

            (iii) if the Closing occurs, (y) any Other Taxes of the Companies attributable to (A) any Tax period (or portion of any Tax period, including any Overlap Tax Period) beginning on or after the Effective Date, (B) the business, operations or activities of either or both of the Companies after the Effective Date, or (C) actions taken, omissions committed or elections made or not made by the Buyer or the Companies after the Effective Date, and (z) any Federal Income Taxes attributable to
      (A) the income, activities, transactions or operations of either or both of the Companies in respect of any Tax period (or portion thereof) after the Closing Date or (B) actions taken, omissions committed or elections made or not made by the Buyer or the Companies after the Closing Date;

            (iv) if the Closing occurs, any and all Liabilities of the Seller and its Affiliates assumed by the Buyer or any Affiliate of the Buyer pursuant to Section 5(n), or otherwise relating to the business, operations or activities of either or both of the Companies (unless specifically retained by the Seller pursuant to the express terms of this Agreement);

            (v) if the Closing occurs, any and all Liability of either or both of the Companies (except to the extent (if any) that the Seller is required to indemnify the Buyer in respect of such Liability pursuant to Section 7(b) or that, but for the non-survival of such provisions pursuant to Section 7(a), directly results from a breach of a representation or warranty of the Seller under Section 3(a) or Section 4);

            (vi) those other matters as to which the Buyer agrees to indemnify or reimburse the Seller pursuant to Section 5(d), Section 5(g), Section 5(n), Section 5(p), Section 5(r) and Section 5(t), in each case, as and to the extent provided therein; and

            (vii) any and all actions, suits, proceedings claims, liabilities, demands, assessments, judgments, awards costs and expenses, including reasonable attorneys' fees (whether or not incurred by a Seller Indemnitee in connection with any action, suit, proceeding or claim against the Buyer hereunder), incident to any of the matters referred to in this Section 7(c) or the Buyer's indemnification obligations under this Section 7 arising out of or as a result of, or relating to, the Buyer's sale, attempted sale or failure to sell Metal Powders to U.S. Bronze, ACuPowder or any other transferee or any other transaction, attempted transaction or failed transaction, by the Buyer or any of its Affiliates relating to either or both of the Companies or any ownership interest in or assets of either or both of the Companies.

      (d) CERTAIN TERMS RELATING TO INDEMNIFICATION. Notwithstanding anything to the contrary set forth in this Section 7:


            (i) Neither Indemnitor shall be liable to any of its Indemnitees for any amount under this Section 7 unless the aggregate amount for which such Indemnitor is liable to all of its Indemnitees under this Section 7 exceeds One Hundred Thousand United States Dollars (US$100,000) (the "THRESHOLD"), in which case such Indemnitor shall be liable for the amount by which such aggregate amount exceeds the Threshold;

            (ii) An Indemnitee shall give the applicable Indemnitor notice, in accordance with Section 10(g), of any matter as to which such Indemnitee intends to claim indemnification under this Section 7 reasonably promptly after first becoming aware of such matter; provided, however, that the Buyer shall have no liability to a Seller Indemnitee under clause (ii) or
      (vii) of Section 7(c) in respect of any matter referred to in said clause
      (ii) for which such Seller Indemnitee shall not have given the Buyer a notice of claim for indemnification prior to the expiration of the Survival Period. The notice given pursuant to this clause (iii) shall include a reasonably detailed description of the matter for which indemnification is claimed, shall specify the provision or provisions of this Section 7 under which such indemnification is claimed and shall set forth the amount or amounts for which indemnification is claimed, to the extent known by the Indemnitee at the time of such notice;

            (iii) (A) The Seller shall not be liable under clause (i) of Section 7(b) (and clause (iii) of Section 7(b) to the extent that the amounts claimed under said clause (iii) arise in respect of a matter referred to in said clause (i)) for any failure referred to in said clause (i) that results from any failure by the Buyer to perform or otherwise fulfill or comply with any covenant, undertaking, agreement or obligation of the Buyer hereunder; and (B) the Buyer shall not be liable under clause (i) of
      Section 7(c) (and clause (vii) of Section 7(c) to the extent that the amounts claimed under said clause (vii) arise in respect of a matter referred to in said clause (i)) for any failure referred to in said clause
      (i) that results from any failure by the Seller to perform or otherwise fulfill or comply with any covenant, undertaking, agreement or obligation of the Seller hereunder;

            (iv) If any action, suit, proceeding, claim, liability, demand or assessment shall be asserted against any Indemnitee in respect of which such Indemnitee intends to claim indemnification, such Indemnitee shall notify the applicable Indemnitor thereof, in accordance with Section 10(g), sufficiently promptly after the assertion thereof to permit the Indemnitor to exercise its rights under clause (v) of this Section 7(d); provided, however, that such notice must be given within the Survival Period in the case of any matter referred to in clause (iv) of Section 7(c) (or in clause (vii) of Section 7(c) that arises in respect of a matter referred to in said clause (iv));

            (v) Subject to rights of or duties to any insurer or other third Person having liability therefor, the applicable Indemnitor shall have the right, within ten (10) days after receipt of notice from an Indemnitee pursuant to clause (iv) of this Section 7(d), to ------------ assume the control the defense, compromise or settlement of any such action suit, proceeding, claim, liability, demand or assessment, including, at the Indemnitor's own expense, employment of counsel, and at any time thereafter to exercise on behalf of such Indemnitee any rights which may mitigate any of the foregoing; provided, that if an Indemnitor shall have exercised its right to assume such control, (A) the Indemnitee may, in its sole discretion and at its sole expense, employ counsel to represent it (in addition to counsel employed by the Indemnitor) in any such matter, and in such event counsel selected by the Indemnitor shall be required to cooperate with counsel of the Indemnitee in such defense, compromise or settlement for the purpose of informing and sharing information with such Buyer Indemnitee; and (B) in the case of an indemnification claim asserted by a Buyer Indemnitee, the Buyer will, at its own expense, make available to the Seller as Indemnitor those employees of the Buyer or any Affiliates of the Buyer (including the Companies) whose assistance, testimony or presence is necessary or appropriate to assist the Seller in evaluating or defending against any such action, suit, proceeding, claim, liability, demand or assessment; provided, that any such access shall be conducted so as not to interfere unreasonably with the operations or the businesses of the Buyer and its Affiliates;

            (vi) The Contract Parties shall make appropriate adjustments for insurance proceeds received or realized by an Indemnitee in determining the amount of any amount payable by an Indemnitor pursuant to this Section 7 provided, however, that nothing in this Section 7(f)(vi) shall operate in derogation of the provisions of Section 9 that provide for recovery under applicable insurance as an exclusive remedy or as a primary remedy that must be exhausted before pursuit of other remedies, or that provide for indemnification pursuant to Section 7(b) or Section 7(c) as an exclusive remedy; and

            (vii) Amounts payable pursuant to this Section 7 shall be limited to actual out-of-pocket expenses and shall in no event include any special, indirect, incidental, consequential or punitive damages or allocation of overhead or other internal company charges whatsoever; provided, however, that such limitations shall not preclude the recovery of any amounts paid to third parties pursuant to Order, howsoever such amounts are characterized and whether or not including special, indirect incidental, consequential or punitive damages.

      (e) SURVIVAL OF INDEMNIFICATION OBLIGATIONS. This Section 7 shall survive the Closing or the termination of this Agreement in accordance with its terms.

                                8. TERMINATION.

      (a) TERMINATION OF AGREEMENT. The Parties may terminate this Agreement as provided below:

            (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

            (ii) the Buyer may terminate this Agreement as provided in Section 5(f);

            (iii) the Buyer may terminate this Agreement by giving written notice to the Seller in the event that a breach of the representations and warranties set forth in Section 3(a), Section 4(a), Section 4(i) or
      Section 4(j), or a breach of any covenant of the Seller contained in this Agreement, has prevented the satisfaction by March 15, 2000 of any condition set forth in Section 6(a)(i) (substituting for such purpose the date of such notice for the Closing Date, where the Closing Date is referred to in Section 6(a)(i)) that has not been waived in writing by the Buyer (if such condition is subject to waiver by the Buyer pursuant to the terms hereof), unless such breach is cured by the Seller within fifteen
      (15) days after receipt of written notice thereof from the Buyer;

            (iv) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing in the event that a breach of any representation, warranty, or covenant of the Buyer contained in this Agreement has prevented the satisfaction by March 15, 2000 of any condition set forth in Section 6 (substituting for such purpose the date of such notice for the Closing Date where the Closing Date is referred to in Section 6) that has not been waived in writing by the Seller (if such condition is subject to waiver by the Seller), unless such breach is cured by the Buyer within fifteen (15) days after receipt of written notice thereof from the Seller;

            (v) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing if the Closing shall not have occurred on or before March 31, 2000 (unless such failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

            (vi) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing if the Closing shall not have occurred on or before March 31, 2000 (unless such failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

      (b) EFFECT OF TERMINATION. If either the Buyer or the Seller terminates this Agreement pursuant to Section 8(a), all obligations of the Contract Parties hereunder shall terminate without any Liability of any Contract Party to any other Contract Party, except to the extent that any such Liability is otherwise expressly provided herein to survive the termination of this Agreement.

                                  9. REMEDIES.

            Notwithstanding anything to the contrary set forth herein:

            (i) Each Purchase Price Adjustment shall be the sole right, recourse and remedy with respect to the matters covered thereby, and if any matter covered by any Purchase Price Adjustment would also constitute a breach of any representation, warranty, covenant or other obligation of the Seller or would give rise to any indemnification obligation of the Seller hereunder, such breach or such indemnification obligation of the Seller shall be deemed to have been cured or satisfied by such Purchase Price Adjustment.

            (ii) The sole right, recourse and remedy prior to the Closing with respect to the representations and warranties of the Seller set forth in this Agreement shall be such rights as the Buyer may have under Section 8 to terminate this Agreement due to a breach of the representations and warranties set forth in Section 3(a), Section 4(a), Section 4(i) or
      Section 4(j).

            (iii) The sole right, recourse and remedy upon and after the Closing with respect to the representations and warranties of the Seller set forth in this Agreement shall be such rights as the Buyer may have under the Transaction Insurance pursuant to Section 5(s) and under the Seller's Insurance Policies pursuant to Section 5(p) with respect to the Insured Representations and Warranties for the periods of time after the Closing described in Section 5(s).

            (iv) As to any representation and warranty of the Seller that specifies a dollar amount for items or matters covered thereby (whether such dollar amount (x) is specified as part of the description of items or matters covered thereby or as part of an exception to such representation and warranty, (y) applies to such items or matters individually or in the aggregate, or (z) applies to the amount of such item or matter or to the loss or liability resulting therefrom), any inaccuracy in such representation and warranty with respect to any items or matters that do not exceed such dollar amount, individually or in the aggregate (as applicable), shall not constitute a misrepresentation under or breach of such representation and warranty or give rise to any right, remedy or recourse in connection with such representation and warranty for any purpose, including any right to seek recovery under the Transaction Insurance and/or the Seller's Insurance Policies or any right to terminate this Agreement. Without limiting the foregoing, any items or matters that do not exceed such dollar amount, individually or in the aggregate (as applicable), shall not be counted toward satisfaction of any retention or deductible amount applicable to any Transaction Insurance. In the event of any inconsistency between the foregoing terms and the terms of Section 4(e), the terms of Section 4(e) shall govern for purposes of such Section.

            (v) If a claim may be made under both the Transaction Insurance and the Seller's Insurance Policies with respect to any matter, recovery shall be sought first under the Seller's Insurance Policies, and only to the extent that recovery is not obtained under the Seller's Insurance Policies shall recovery be sought under the Transaction Insurance, without duplication of recovery in either case; provided, however, that nothing contained in this paragraph (iv) shall prevent the Buyer from making a claim under the Transaction Insurance Policies if necessary to preserve the timeliness of such claim thereunder, but in such case the coverage under the Seller's Insurance Policies shall be treated as the primary coverage in respect of such claim; provided, further, that any claim not recovered under Seller's Insurance Policies within nine (9) months after claim therefor is made in accordance with such policies shall for purposes of this Section 9(v) be deemed denied.

            (vi) Subject to paragraphs (i) and (v) above, if any matter that constitutes a breach of any covenant or obligation of the Seller (except any obligation arising under Section 7(b)(ii)) would also constitute a misrepresentation under or breach of any Insured Representation and Warranty, the sole right, recourse and remedy with respect to such matter shall be such rights as the Buyer may have after the Closing under the Transaction Insurance pursuant to Section 5(s) and under the Seller's Insurance Policies pursuant to Section 5(p) in respect of such misrepresentation under or breach of such Insured Representation and Warranty; provided, however, that, in the case of the representations and warranties set forth in Section 4(a), Section 4(i) and Section 4(j) only, the Buyer shall also have the right prior to the Closing to terminate this Agreement to the extent provided under Section 8 (and such termination right (if any) shall be the Buyer's sole right, recourse and remedy in respect of such matter prior to the Closing). In particular, but without limitation of the foregoing, (y) the sole right, recourse and remedy prior to the Closing for any breach by the Seller of Section 5(b) shall be such rights as the Buyer may have to terminate this Agreement pursuant to
      Section 8 and (z) the sole right, recourse and remedy after the Closing for any breach by the Seller of Section 5(b) shall be such rights as the Buyer may have under the R&W Insurance pursuant to Section 5(s), or under the Seller's Insurance Policies pursuant to Section 5(p), with respect to a breach of Section 4(j), prior to the expiration of the period for submission of claims relating to Section 4(j) set forth in Section 5(s) (it being understood, however, that the foregoing shall not limit such rights as either Company may have to claim and recover covered losses under the Seller's Insurance Policies pursuant to Section 5(p)).

            (vii) Subject to paragraph (vi) above and the other provisions of this Section 9, the sole right, recourse and remedy with respect to any matter referred to in Section 7(b) or Section 7(c), shall be indemnification in accordance with and subject to the terms and conditions set forth in Section 7.

            (viii)If any matter giving rise to any right, remedy or recourse on behalf of the Buyer, any Affiliate of the Buyer or any other Buyer Indemnitee constitutes in whole or in part a covered loss under any of the Seller's Insurance Policies, the Transaction Insurance and/or any other insurance maintained by the Buyer, any Affiliate of the Buyer or any other Buyer Indemnitee, then the sole right, remedy and recourse that may be pursued by the Buyer, any Affiliate of the Buyer or any other Buyer Indemnitee with respect to such matter shall be such rights as the Buyer, such Affiliate or such other Buyer Indemnitee may have under or in respect of such insurance, until such time as the Buyer, such Affiliate or such other Buyer Indemnitee shall have exhausted all of its rights, remedies and recourse under and in respect of the Seller's Insurance Policies, the Transaction Insurance and/or such other insurance with respect to such matter; provided, however, that nothing contained in this paragraph (viii) shall prevent the Buyer from making a claim under applicable indemnification provisions of this Agreement in order to preserve the timeliness of such claim thereunder but the Buyer shall not be entitled to any recovery in respect of such claim for indemnification hereunder until such time as it has exhausted its rights, remedies and recourse under such insurance, and then only to the extent that it has not recovered or realized the full amount of its loss from such insurance.

            (ix) The foregoing provisions of this Section 9 set forth the sole and exclusive rights, remedies and recourse of the Contract Parties with respect to the matters referred to in this Section 9. Each of the Contract Parties hereby waives and releases the other Contract Parties from any other rights, remedies, recourse, claims, rights of contribution or recovery or causes of action in respect of such matters under any applicable Laws, or at law, in equity or otherwise. To the extent that more than one remedy or method of recourse is available with respect to any matter in accordance with the terms hereof, such remedies or recourse shall be pursued in accordance with the priorities (if any) set forth in this Section 9, and in no event shall there be any duplication of recovery as between any such remedies or methods of recourse.

                               10. MISCELLANEOUS.

      (a) PRESS RELEASES AND ANNOUNCEMENTS. No Contract Party shall issue any press release, public statement or announcement relating to the existence or subject matter of this Agreement without the prior written approval of the Parties, which written approval will not be unreasonably withheld; provided, however, that that either Party may make any public disclosure it believes in good faith is required by law or regulation or the applicable rules of any securities exchange, in which case the disclosing Party will advise the other Party sufficiently in advance of making such disclosure to provide the other Party with the reasonable opportunity to review and comment on such disclosure (without, however, incurring any liability in connection with such review or comment).

      (b) NO THIRD-PARTY BENEFICIARIES. Except for the rights granted to Affiliates of a Party in Sections 5(h), 5(p) and 7, and the continued protections for former directors, officers, employees and agents of the Companies contemplated by Section 5(o) (each of which Sections shall confer upon the Affiliates referred to therein for whose benefit it is intended the right to enforce such Section), this Agreement shall not confer any rights or remedies upon any Person other than the Contract Parties and their respective successors and permitted assigns. Nothing contained in Section 5(n) shall create any third-party beneficiary rights in any Person, including any employees, former employees of the Companies or any beneficiary or dependent of the foregoing, any unions or other representatives of such employees or former employees, or any trustees, administrators, participants or beneficiaries of any Employee Benefit Plan, under this Agreement or in respect of any benefits that may be provided, directly or indirectly, under any Employee Benefit Plan or arrangement, including the currently existing Employee Benefit Plans of the Seller and the Companies.

      (c) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Contract Parties. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      (d) BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Contract Parties named herein and their respective successors and permitted assigns. No Contract Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Contract Parties, and any attempted assignment in violation of this Section 10(d) shall be null and void; provided, however, that either Party may assign any or all of its rights and interests hereunder to a direct or indirect wholly-owned Subsidiary of such Party (in which case such Party nonetheless shall remain directly and primarily liable and responsible for the performance of all of its obligations hereunder).

      (e) FACSIMILE/COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more of the Contract Parties, and an executed copy of this Agreement may be delivered by one or more of the Contract Parties by facsimile or similar electronic transmission device pursuant to which the manual signature on behalf of such Contract Party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of either Party, the Contract Parties agree to execute and deliver original counterparts of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

      (f) EXPENSES. Except as otherwise expressly provided herein, each of the Parties will bear its own costs and expenses (including legal fees and expenses and investment banking fees) incurred in connection with this Agreement and the transactions contemplated hereby. Notwithstanding any other provision hereof, the Seller shall not impose upon the Companies any of the Seller's expenses associated with the transaction contemplated by this Agreement (other than incidental travel and out-of-pocket expenses for employees of the Companies).

      (g) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two (2) Business Days after) it is sent by Federal Express or similar international express courier service and addressed to the intended recipient as set forth below:

            If to the Seller:

                  c/o Zemex Corporation
                  Canada Trust Tower, BCE Place
                  161 Bay Street, Suite 3750
                  Toronto, Ontario
                  Canada, M5J 2S1

                  Attention:  Allen J. Palmiere, Vice President and
                              Chief Financial Officer

            with a copy (which shall not constitute notice) to:

                  Hogan & Hartson, L.L.P.
                  885 Third Avenue
                  New York, New York  10022
                  Attention:  Andrew J. Trubin, Esq.

            If to the Buyer:

                  North American Hoganas Holdings, Inc.
                  1525 Valley Center Parkway, Suite 130
                  Bethlehem, PA 18017
                  Attention:  President

            with a copy (which shall not constitute notice) to:

                  Hoganas AB
                  S-263 83 Hoganas
                  Sweden
                  Attention:  President

                  and

                  Foley & Lardner
                  3000 K Street, N.W.
                  Washington, DC 20007
                  Attention:  Steven B. Chameides, Esq.

            If to Pyron:

                  Pyron Corporation
                  5950 Packard Road
                  Niagara Falls, New York  14304
                  U.S.A.
                  Attention:  President

            with a copy (which shall not constitute notice) to:

                  (i) the Seller, if such notice is given prior to the Closing Date; or

                  (ii) the Buyer, if such notice is given on or after the Closing Date


            If to Metal Powders:

                  Pyron Metal Powders, Inc.
                  6621 Highway 411 South
                  Greenback, TN  37742
                  U.S.A.
                  Attention:  President

            with a copy (which shall not constitute notice) to:

                  (i) the Seller, if such notice is given prior to the Closing Date; or

                  (ii) the Buyer, if such notice is given on or after the Closing Date

Any Contract Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Contract Parties notice in the manner herein set forth.

      (h) SUBMISSION TO JURISDICTION. This Agreement and the rights and obligations of the Contract Parties hereunder shall be construed in accordance with and be governed by the laws of the State of New York (without regard to the choice of law rules applicable in such jurisdiction other than Section 5-1401 of the New York General Obligations Law). Any legal action or proceeding against any

Contract Party with respect to this Agreement may be brought and enforced in a federal or state court located in the County of New York, City of New York, State of New York, and by execution and delivery of this Agreement, each of the Contract Parties hereby irrevocably accepts for itself generally, irrevocably and unconditionally, the jurisdiction of the aforesaid courts, intending that the provisions of Section 5-1402 of the New York General Obligations Law shall apply with respect to such choice of venue. Each of the Contract Parties agrees that a judgment, after exhaustion of all available appeals, in any such action or proceedings shall be conclusive and binding upon them, and may be enforced in any other jurisdiction by entry of an Order upon such judgment, a certified copy of which shall be conclusive evidence of such judgment. Each of the Contract Parties further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Contract Party at its address provided in or in accordance with Section 10(g), such service to become effective ten (10) days after such mailing. Nothing herein shall affect the right of any Contract Party to serve process or to commence legal proceedings or otherwise proceed against the other Contract Parties in any other manner permitted by law. Each of the Contract Parties hereby waives irrevocably, to the fullest extent permitted by law, any objection to the laying of venue in, or any claim of inconvenient forum in respect of any such action in, the County of New York, City of New York, State of New York to which it might otherwise now or hereafter be entitled in any actions arising out of or based on this Agreement. Notwithstanding anything to the contrary set forth herein, any and all disputes relating to the Audited Balance Sheet and/or the Pre-Closing Seller Cost Statement shall be resolved solely and exclusively in the manner set forth in Section 2(f), and any and all disputes relating to Extra Taxes shall be resolved solely and exclusively in the manner set forth in Section 5(t).

      (i) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Contract Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

      (j) CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the Contract Parties to express their mutual intent, and no rule of strict construction shall be applied against any Contract Party. The section headings and titles of Schedules, Exhibits and Annexes contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Notwithstanding anything to the contrary contained in this Agreement or in any of the Schedules or Annexes hereto, any information disclosed in the Audited Balance Sheet or the schedule of liabilities attached thereto or in any Exhibit, Schedule or Annex (or in any Item of the Disclosure Schedule) shall be deemed to be disclosed in all Exhibits, Schedules and Annexes (and in all Items of the Disclosure Schedule) in which such information is required to be included, regardless of whether it is set out therein. The inclusion of any particular item of information in any Exhibit, Schedule or Annex does not necessarily mean, and shall not be construed as an admission or acknowledgment by either Party or the Companies, that such item is required to be disclosed in such Exhibit, Schedule or Annex or otherwise pursuant to this Agreement or that such item is material, nor shall any such item or items be deemed to establish a standard of materiality. The terms "HEREOF," "HEREIN," "HEREBY" and terms of similar import shall be understood to refer to this Agreement (which term shall include the Exhibits, Schedules and Annexes, including the Disclosure Schedule, referred to in this Agreement) and not to any particular provision, paragraph or Section of this Agreement. The term "INCLUDE" (in its various grammatical forms) shall be understood to mean "include without limitation." Whenever a representation and warranty made by the Seller herein refers to "THE KNOWLEDGE OF THE SELLER" or "THE SELLER'S KNOWLEDGE," such knowledge shall be understood to consist only of the actual knowledge of those individuals listed on Item 10(j) of the Disclosure Schedule to the extent that such individuals remain officers or employees of the Seller or the Companies on the date such representation and warranty is deemed to be made (and in the event any of such individuals cease to be officers or employees of Seller or the Companies prior to the Closing Date, Seller shall give notice thereof to Buyer prior to the Closing), and the Seller has not undertaken, nor shall it have any duty to undertake or be deemed to have undertaken, any investigation concerning any matter as to which a representation or warranty is made to the Seller's knowledge, beyond inquiry of the aforesaid individuals with respect to such matter. The specified monetary thresholds for disclosure and other purposes set forth herein are for the specific purposes set forth herein only and shall not be understood or construed as an agreement by the Parties to any general standard of materiality for purposes of this Agreement or the transactions contemplated hereby.

      (k) INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES. The Exhibits, Annexes, and Schedules (including the Disclosure Schedule) identified in this Agreement are incorporated herein by reference and shall constitute an integral part hereof.

      (l) ACKNOWLEDGMENT BY THE BUYER. The Buyer acknowledges that it has conducted to its satisfaction an independent investigation and verification of the businesses, operations, condition (financial and otherwise), results of operations, assets, liabilities, properties and projected operations and prospects (financial and otherwise) of the Companies and, in making its determination to proceed with the transactions contemplated by this Agreement, the Buyer has relied on the results of its own independent investigation (without prejudice to the Buyer's rights set forth herein and arising under the Transaction Insurance in respect of the Insured Representations and Warranties and the Seller's Insurance Policies. EXCEPT TO THE EXTENT EXPRESSLY SET FORTH HEREIN WITH RESPECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN
SECTION 3(a) AND SECTION 4, NEITHER THE SELLER NOR EITHER OF THE COMPANIES MAKES, HAS MADE OR SHALL BE DEEMED TO HAVE MADE OR BE OBLIGATED WITH RESPECT TO, ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, AND THE BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT THE SELLER AND THE COMPANIES DISCLAIM ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES AND THE BUYER FURTHER AGREES THAT IT SHALL NOT ASSERT ANY CLAIM IN RESPECT OF ANY SUCH DISCLAIMED REPRESENTATION OR WARRANTY. EXCEPT TO THE EXTENT EXPRESSLY SET FORTH HEREIN WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES OF THE SELLER EXPRESSLY SET FORTH IN SECTION 3(a) AND SECTION 4, THE BUYER AGREES THAT IT IS PURCHASING THE COMPANIES AND THEIR RESPECTIVE ASSETS AND LIABILITIES ON AN "AS IS" AND "WHERE IS" BASIS. THE BUYER ACKNOWLEDGES THAT THIS WAIVER IS CONSPICUOUS. Without limiting the generality of the foregoing, nothing contained in the Summary Descriptive Memorandum dated September 1999 prepared by BAS or in any presentation of the businesses of the Companies or the Seller in connection with the transactions contemplated hereby, or in any cost estimates, projections or other predictions or forward-looking statements relating to the Companies or the Business (collectively, the "DESCRIPTIVE MATERIALS") shall be deemed to constitute a representation or warranty by or on behalf of the Seller or either of the

Companies, and the Seller and the Companies hereby disclaim any express or implied representation or warranty as to the accuracy or completeness of any information contained in the Descriptive Materials or in any such other information or additional evaluation material, whether written or oral, made available in connection with the Buyer's evaluation of the Companies and any Liability in respect of such information or any errors therein or omissions therefrom. No Person has been authorized by the Seller or the Companies to make any representation or warranty on behalf of or relating to the Seller or the Companies or their businesses, operations, financial condition, assets, liabilities or prospects, and, if made, such representation or warranty shall not be relied upon as having been authorized by the Seller or either of the Companies.

      (m) SPECIFIC PERFORMANCE. Each Contract Party acknowledges and agrees that the other Contract Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Contract Party agrees that any of the other Contract Parties shall be entitled to an Order or Orders to prevent or curtail breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Contract Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

      (n) ENTIRE AGREEMENT. This Agreement, together with the Confidentiality Agreement and the Escrow Agreement, constitutes the entire agreement and understanding between the Contract Parties with respect to the subject matter hereof and cancels and supersedes any prior understandings, agreements, undertakings, representations and communications by or between the Contract Parties or on behalf of any Contract Party, whether written or oral, that may have related in any way to such subject matter, including the Descriptive Materials.

                        [SIGNATURES APPEAR ON NEXT PAGE]

            IN WITNESS WHEREOF, the Parties hereto have caused this Stock Purchase Agreement to be executed by their duly authorized officers as of the date first above written.

                                    THE BUYER:

                                    NORTH AMERICAN HOGANAS HOLDINGS, INC.


                                    By: /s/ Claes Lindquist
                                        ________________________________
                                        Name: Claes Lindquist
                                        Title: Chairman

                                    THE SELLER:

                                    ZEMEX U.S. CORPORATION

                                    By: /s/ Richard L. Lister
                                        ________________________________
                                        Name: Richard L. Lister
                                        Title: Chairman, President and
                                               Chief Executive Officer


                                    PYRON:

                                    PYRON CORPORATION

                                    By: /s/ Richard L. Lister
                                        ________________________________
                                        Name: Richard L. Lister
                                        Title: Chairman

                                    METAL POWDERS:

                                    PYRON METAL POWDERS, INC.

                                    By: /s/ Richard L. Lister
                                        ________________________________
                                        Name: Richard L. Lister
                                        Title: Chairman

                  In accordance with Regulation S-K, Item 601(b)(2), the Registrant has not filed schedules (or similar attachments) to this Exhibit 2.1. Below is a list briefly identifying the contents of all omitted schedules. The Registrant agrees to supplementally furnish the Securities and Exchange Commission with a copy of any omitted schedule upon request.



                     LIST OF EXHIBITS, ANNEXES AND SCHEDULES


EXHIBITS

Exhibit A         Form of Escrow Agreement
Exhibit B         Form of Tax Allocation Agreement
Exhibit C         Form of Estoppel Certificate of Landlord of Maryville Facility

ANNEXES

Annex I           Exceptions to Representations and Warranties of the Seller
Annex II          Exceptions to Representations and Warranties of the Buyer
Annex III         Accounting Procedures Used for the Audited Balance Sheet
Annex IV          Costs Borne by Seller on Behalf of the Companies During
                  Pre-Closing Period
Annex V           Certain Potential Providers of Transaction Insurance
Annex VI          Seller's Insurance Policies
Annex VII         Certain Insurance Claims
Annex VIII        Leased Automobiles
Annex IX          Certain Practices Relating to Employee Stock Purchases
Annex X           Certain Items to be Discharged or Terminated at or prior to the Closing

SCHEDULES

Disclosure Schedule:

  Item 4(c)       Certain Tax Matters

  Item 4(d)       Tangible Assets

  Item 4(e)       Certain Contracts

  Item 4(f) Employment Agreements, Collective Bargaining Agreements and Certain Other Labor Matters

  Item 4(g)       Employee Benefit Plans

  Item 4(h)       Environmental Matters

  Item 4(i)       Legal Compliance

  Item 10(j)      Specified Individuals for Purposes of the Seller's Knowledge